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Filed with the Securities and Exchange Commission on January 31, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FRONTIER AIRLINES HOLDINGS, INC.
(Exact name of registrant as specified in its Charter)

DELAWARE	4512	20-4191157
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7001 Tower Road
Denver, Colorado 80249
(720) 374-4200
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

David Sislowski, Esq.
Vice President—Administration, General Counsel and Secretary
Frontier Airlines, Inc.
7001 Tower Road
Denver, Colorado 80249
(720) 374-4200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Douglas R. Wright
Michael M. McGawn
Jonathan S. Asarch
Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, Colorado 80203-4532
(303) 607-3500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.001 per share	36,189,705	$7.06	$255,499,310	$27,339.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) of the Securities Act of 1933, as amended, based on the average high and low prices of Frontier Airlines, Inc. common stock on the Nasdaq National Market on January 30, 2006.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT/PROSPECTUS
REORGANIZATION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholder:

        On behalf of the board of directors, we are pleased to invite you to a special meeting of shareholders of Frontier Airlines, Inc. The meeting will be held on March 27, 2006 at 9:30 a.m., Mountain standard time, at our headquarters at 7001 Tower Road, Denver, Colorado.

        At the special meeting, you will be asked to consider and vote on a proposal to reorganize our company into a holding company structure under which our present company will become a subsidiary of a new Delaware corporation named Frontier Airlines Holdings, Inc. and you will become a stockholder of this new Delaware holding company. We refer to this proposal in the proxy statement/prospectus as the "reorganization proposal."

        Upon completion of the proposed reorganization, our present company will remain a Colorado corporation, and our current business, operations and management will remain the same. Implementing the holding company structure, however, will provide us with strategic, operational and financing flexibility, and incorporating the new holding company in Delaware will allow us to take advantage of the flexibility, predictability and responsiveness that Delaware corporate law provides.

        The reorganization proposal involves the merger of Frontier Airlines, Inc., a Colorado corporation, which we refer to in this proxy statement/prospectus as "Frontier," with another Colorado corporation and a wholly owned subsidiary of Frontier Airlines Holdings, Inc., a Delaware corporation, which we refer to in this proxy statement/prospectus as "Frontier Holdings." In the reorganization, your existing shares of Frontier stock will be converted automatically into shares of Frontier Holdings stock. You will own the same number of shares of Frontier Holdings common stock as you owned of Frontier common stock immediately prior to the reorganization, and your shares will represent the same ownership percentage of Frontier Holdings as you had of Frontier. In addition, the reorganization will generally be tax-free for Frontier shareholders. As a stockholder of a public Delaware corporation, however, you will have different rights than as a shareholder of a Colorado corporation. These differences are summarized in this proxy statement/prospectus.

        We expect the shares of Frontier Holdings common stock to trade under the ticker symbol "FRNT" on the NASDAQ National Market. Shares of Frontier common stock are currently traded on the NASDAQ National Market under the symbol "FRNT." On                        , 2006, the closing price per Frontier share was $                              . On January 30, 2006, the last trading day before the announcement of the reorganization proposal, the closing price per Frontier share was $7.03.

        In order to implement the reorganization proposal, we need shareholders to adopt and approve the related merger agreement. Our board of directors has carefully considered the reorganization proposal and the related transactions described in this proxy statement/prospectus and believes that they are advisable, fair to and in the best interest of our shareholders, and recommends that you vote FOR the reorganization proposal. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us (if you are a record holder) or the appropriate financial institution (if you hold your shares through a broker or other institution) or by voting by telephone.

        The accompanying notice of meeting and proxy statement/prospectus provide specific information about the special meeting and explain the reorganization proposal in more detail. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 6 before voting on the reorganization proposal.

        Thank you for your continued support and interest in Frontier.

/s/ JEFF POTTER Jeff Potter President and Chief Executive Officer

        Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated                        , 2006 and is being first mailed to Frontier shareholders on or about                        , 2006.

FRONTIER AIRLINES, INC.
7001 Tower Road
Denver, Colorado 80249

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on March 27, 2006

To the Shareholders of Frontier Airlines, Inc.:

        On March 27, 2006, Frontier Airlines, Inc. will hold a special meeting of its shareholders at 9:30 a.m., Mountain standard time, at 7001 Tower Road, Denver, Colorado.

        We fixed the close of business on January 27, 2006 as the record date for shareholders entitled to vote at the special meeting or any adjournment of the meeting. In order to be admitted to the meeting, shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership on the record date.

        At the special meeting, we will submit a proposal to our shareholders, which we refer to as the "reorganization proposal," to approve the Agreement and Plan of Merger, dated as of January 31, 2006, by and among Frontier Airlines, Inc., Frontier Airlines Holdings, Inc. and FA Sub, Inc., which agreement is included in the accompanying proxy statement/prospectus as Annex I. The purpose of the reorganization proposal is to create a holding company structure, as described in more detail in the following proxy statement/prospectus.

        We will also conduct any other business which may properly come before the special meeting or any adjournment or adjournments of the special meeting.

        The approval of the reorganization proposal requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the proposal.

        It is important that you vote your shares on the reorganization proposal. If you do not return the proxy or vote at the meeting, the effect will be the same as a vote against the proposal. Whether or not you plan to attend the special meeting, please carefully read the proxy statement/prospectus appearing on the following pages and then complete, sign and date the proxy card and return it in the enclosed prepaid envelope or follow the instructions contained on the proxy card for voting by telephone.

By Order of the Board of Directors,
/s/ DAVID SISLOWSKI David Sislowski Vice President—Administration, General Counsel and Secretary

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Frontier from our annual report on Form 10-K for the year ended March 31, 2005, and from other documents that are not included in or being delivered with this proxy statement/prospectus. The incorporated information that is not included in or being delivered with this proxy statement/prospectus is available to you without charge upon your written or oral request. You can obtain any document that is incorporated by reference in this proxy statement/prospectus, excluding all exhibits that have not been specifically incorporated by reference, on the investor relations page of our web site at www.frontierairlines.com, under "About Frontier," or by requesting it in writing or by telephone from us at the following address or telephone number:

Frontier Airlines, Inc. 7001 Tower Road Denver, Colorado 80249 Telephone: (720) 374-4200

        If you would like to request any documents, please do so by March 17, 2006 in order to receive them before the special meeting. See "Where You Can Find More Information."

        In addition, if you have any questions about the reorganization proposal, you may contact:

Mellon Investor Services LLC 480 Washington Boulevard, 27th Floor Jeresey City, NJ 07310 Telephone: (201) 680-5235 (9 a.m. to 6 p.m. Eastern Time) Toll free: (800) (9 a.m. to 7 p.m. Eastern Time)

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the reorganization proposal being presented at the special meeting. No one has been authorized to provide you with information that is different from what is contained in this document or in the incorporated documents.

        This proxy statement/prospectus is dated                        , 2006. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of the Frontier Holdings common stock in the reorganization implies that information is accurate as of any other date.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1
SUMMARY OF THE REORGANIZATION PROPOSAL	4
The Principal Parties	4
What You Will Receive in the Reorganization	4
Conditions to Completion of the Reorganization	5
Termination of the Merger Agreement	5
Markets and Market Prices	5
Certain Financial Information	5
RISK FACTORS	6
We may not obtain the expected benefits of our reorganization into a holding company structure.	6
As a holding company, Frontier Holdings will be totally dependent on dividends from its operating subsidiaries to pay dividends and other obligations.	6
As with Frontier, anti-takeover provisions in Frontier Holdings's certificate of incorporation and bylaws may delay or prevent a third party acquisition of Frontier Holdings, which could decrease the value of Frontier Holdings common stock.	6
As a stockholder of a Delaware corporation, your rights after the reorganization will be different from, and may be less favorable than, your current rights as a shareholder of a Colorado corporation.	7
As with Frontier, shares eligible for future sale could impact the price of Frontier Holdings common stock.	8
The proposed reorganization into a holding company structure may result in substantial direct and indirect costs whether or not completed.	8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	8
THE REORGANIZATION PROPOSAL	11
Reasons for the Reorganization; Recommendation of our Board	11
Reorganization Procedure	13
What Frontier Shareholders Will Receive in the Reorganization	13
Frontier Stock Options and Other Rights to Receive Frontier Stock	13
Frontier's 5% Convertible Debentures due 2025	14
Exchange of Stock Certificates	14
Conditions to Reorganization	14
Effectiveness of Reorganization	14
Termination of Merger Agreement	15
Amendment of Merger Agreement	15
Material U.S. Federal Income Tax Consequences	15
Anticipated Accounting Treatment	16
Listing of Frontier Holdings Common Stock on the NASDAQ National Market; De-listing and De-registration of Frontier Common Stock	16
Restrictions on the Sale of Frontier Holdings Shares	16
DESCRIPTION OF FRONTIER HOLDINGS CAPITAL STOCK	18
General	18
Common Stock	18
Preferred Stock	18
Delaware Anti-Takeover Statute	19
Other Provisions	19
Stockholders	20
Transfer Agent	21

i

ii

QUESTIONS AND ANSWERS

        In this proxy statement/prospectus, the terms "we," "us" and "our" refer to Frontier Airlines Holdings, Inc., the new Delaware corporation, and Frontier Airlines, Inc., the current Colorado corporation (which will become a subsidiary of Frontier Airlines Holdings, Inc. upon completion of the proposed reorganization), when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term "Frontier Holdings" to refer to Frontier Airlines Holdings, Inc. and "Frontier" to refer to Frontier Airlines, Inc.

Q:
When is the special meeting? What are the matters being considered?

A:
Our special meeting will be held on March 27, 2006 at 9:30 a.m., Mountain standard time, at 7001 Tower Road, Denver, Colorado. At the meeting, shareholders will be asked to approve the merger agreement relating to the reorganization proposal, and to act on any other business that may properly come before the meeting. We do not know of any matters other than those described above that may come before the meeting.

Q:
What is the reorganization proposal?

A:
We are asking you to approve a merger agreement that would result in our reorganization into a Delaware holding company structure. Under the merger agreement, Frontier, a Colorado corporation, will become a wholly-owned subsidiary of Frontier Holdings, a Delaware corporation, and the current shareholders of Frontier will become stockholders of Frontier Holdings with the same number and percentage of shares of Frontier Holdings as they hold of Frontier prior to the reorganization. The merger agreement, which sets forth the plan of merger and is the primary legal document that governs the merger, is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully.

Q:
Why are you forming a holding company?

A:
We are forming a holding company in Delaware:

•
to provide us with greater strategic, business and administrative flexibility, which may allow us to acquire or form other businesses, if and when appropriate and feasible, that may be owned and operated by us, but which could be separate from our current airline business;

•
to enable us, if and when appropriate, to issue debt and equity at different corporate levels; and

•
to take advantage of the benefits of Delaware corporate law.

To review the reasons for our reorganization in greater detail, see "The Reorganization Proposal—Reasons for the Reorganization; Recommendation of Our Board."

Q:
What will happen to my stock?

A:
In the reorganization, your shares of common stock will automatically convert into the same number of shares of common stock of Frontier Holdings. As a result, you will become a stockholder of Frontier Holdings and will own the same number and percentage of shares of Frontier Holdings common stock that you now own of Frontier common stock. We expect that Frontier Holdings common stock will be listed on the NASDAQ National Market under the symbol "FRNT."

Q:
How will being a Frontier Holdings stockholder be different from being a Frontier shareholder?

A:
After the reorganization, you will own the same number and percentage of shares of Frontier Holdings common stock that you owned of Frontier common stock immediately prior to the reorganization. However, you will own shares of a holding company that owns our airline business, instead of owning our airline business directly. In addition, as a stockholder of Frontier Holdings, your rights will be governed by Delaware corporate law and the charter documents of the Delaware corporation. These rights are different from, and depending on the circumstances may be more or less favorable to you than, the rights that you currently have as a shareholder of a Colorado corporation. Furthermore, holders of Frontier Holdings common stock will not be entitled to the common stock purchase rights that are associated with Frontier common stock under Frontier's shareholder rights plan. For more information, see "Description of Frontier Holdings Capital Stock," "Description of Frontier Capital Stock" and "Comparative Rights of Holders of Frontier Holdings Capital Stock and Frontier Capital Stock."

Q:
Will the management or the business of the company change as a result of the reorganization?

A:
No. The management and business of our company will remain the same after the reorganization.

Q:
Will I have to turn in my stock certificates?

A:
No. Do not turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the reorganization. After the reorganization, your Frontier common stock certificates will represent the same number of shares of Frontier Holdings common stock.

Q:
Does formation of a holding company affect my federal income taxes?

A:
The proposed reorganization will be a tax-free transaction under federal income tax laws. We expect that you will not recognize any gain or loss for federal income tax purposes upon your receipt of Frontier Holdings stock in exchange for your shares of Frontier stock in the reorganization. The tax consequences to you will depend on your own situation. You should consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any foreign, state, or local tax consequences of the reorganization. For further information, see "The Reorganization Proposal—Material U.S. Federal Income Tax Consequences."

Q:
How will the reorganization be treated for accounting purposes?

A:
For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former "pooling of interests method." Accordingly, the financial position and results of operations of Frontier will be included in the consolidated financial statements of Frontier Holdings on the same basis as currently presented.

Q:
Who is entitled to attend and vote at the meeting?

A:
Any holder of record of Frontier common stock at the close of business on January 27, 2006, the record date, is entitled to attend and vote at the meeting. On the record date, Frontier had 36,189,705 shares of common stock outstanding.

Q:
What will constitute a quorum at the meeting?

A:
Holders of a majority of our common stock issued, outstanding and entitled to vote on the record date must be present at the meeting, either in person or by proxy, to establish a quorum. Proxies that we receive that are marked "abstain" will be considered present at the meeting for purposes of establishing a quorum.

Q:
How do I cast my vote?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, you should vote your shares by following the instructions contained in this proxy statement/prospectus and the proxy card included with it, so that your shares may be represented at the special meeting.

The board of directors recommends that you vote FOR the reorganization proposal (including approval of the merger agreement).

Q:
Do I need to attend the special meeting in person?

A:
No. It is not necessary for you to attend the meeting to vote your shares, although we invite you to attend.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
You may change your vote at any time before your shares are voted at the special meeting. This proxy statement/prospectus contains instructions on how to change your vote. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares only if you provide your broker with instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. If you fail to instruct your broker on the reorganization proposal, your shares will not be voted and will have the same effect as voting against this proposal.

Q:
What vote is required to approve the reorganization proposal?

A:
The required vote is the affirmative vote of holders of a majority of all issued and outstanding shares of our common stock. Therefore, if you abstain or otherwise do not vote on the reorganization proposal, it will have the effect of a vote against this proposal.

Q:
What percentage of the outstanding shares do directors and executive officers hold?

A:
On December 31, 2005, directors, executive officers and their affiliates beneficially owned approximately 4.2% of our outstanding shares of common stock.

Q:
If the shareholders approve the reorganization, when will it occur?

A:
We plan to complete the reorganization on April 1, 2006 in order to coincide with the beginning of our fiscal year, provided that our shareholders approve the reorganization and all other conditions to completion of the merger are satisfied.

Q:
Do I have dissenters' (or appraisal) rights?

A:
No. Holders of Frontier common stock do not have dissenters' rights under Colorado law as a result of the reorganization even if the reorganization is approved by our shareholders.

Q:
Whom do I contact if I have questions about the annual meeting or the reorganization proposal?

A:
You may contact our proxy solicitor:

Mellon Investor Services, LLC 480 Washington Boulevard, 27th Floor Jersey City, NY 07310 Telephone: (201) 680-5235 (9 a.m. to 6 p.m. Eastern Time) Toll free: (800) (9 a.m. to 7 p.m. Eastern Time)

or us:

Frontier Airlines, Inc. 7001 Tower Road Denver, Colorado 80249 Telephone: (720) 374-4200

SUMMARY OF THE REORGANIZATION PROPOSAL

        This summary highlights key aspects of the reorganization proposal, including the merger agreement and related transactions, that are described in greater detail elsewhere in this proxy statement/prospectus. It does not contain all of the information that may be important to you. To better understand the reorganization proposal, and for a more complete description of the legal terms of the merger agreement and the related transactions, you should read this entire document carefully, including the Annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents in "Where You Can Find More Information."

The Principal Parties

      Frontier Airlines, Inc.
      7001 Tower Road
      Denver, Colorado 80249
      Telephone: (720) 374-4200

        Now in our 12th year of operations, Frontier is a low cost, affordable fare airline operating primarily in a hub-and-spoke fashion connecting cities coast to coast through our hub at Denver International Airport, or DIA. Frontier is the second largest jet service carrier at DIA based on departures. As of December 31, 2005, Frontier, in connection with Frontier JetExpress operated by Horizon Air Industries, Inc., operated routes linking our Denver hub to 47 U.S. cities spanning the nation from coast to coast and to seven cities in Mexico. During the year ended March 31, 2005, we began certain point-to-point routes to Mexico from non-hub cities. As of December 31, 2005, our point-to-point routes consisted of service to Cancun, Mexico directly from four non-hub cities and service to Puerto Vallarta, Mexico from Kansas City, Missouri.

      Frontier Airlines Holdings, Inc.
      7001 Tower Road
      Denver, Colorado 80249
      Telephone: (720) 374-4200

        Frontier Airlines Holdings, Inc. or "Frontier Holdings," was formed as a wholly owned subsidiary of Frontier in order to effect the reorganization. Prior to the reorganization, Frontier Holdings will have no assets or operations other than incident to its formation. After the reorganization, Frontier will be a wholly owned subsidiary of Frontier Holdings, and the current shareholders of Frontier will become stockholders of Frontier Holdings.

What You Will Receive in the Reorganization
(Page 13)

        In the reorganization, each outstanding whole share of common stock of Frontier will convert automatically into one share of common stock of Frontier Holdings. In addition, each of the outstanding options and warrants to purchase shares of Frontier common stock, if not exercised before the completion of the reorganization, will become options and warrants to acquire, at the same exercise price, an identical number of shares of Frontier Holdings common stock. Stock appreciation rights and restricted stock units that are denominated in shares of Frontier common stock will be denominated in an identical number of shares of Frontier Holdings common stock after the reorganization. Finally, the Employee Stock Ownership Plan of Frontier, as amended and restated, will be amended to provide that participants will be entitled to receive shares of Frontier Holdings common stock in accordance with the terms of the plan, and shares of common stock of Frontier currently held in the plan will be converted into shares of common stock of Frontier Holdings.

        On the record date, there were outstanding 36,189,705 shares of Frontier common stock, as well as options, stock appreciation rights and restricted stock units representing 2,639,287 shares of Frontier common stock. There were also outstanding warrants to purchase a total of 3,833,946 shares of Frontier common stock at an exercise price of $5.92 per share.

        As a result of an amendment to Frontier's shareholder rights plan being adopted in conjunction with the proposed reorganization, holders of Frontier Holdings common stock will not be entitled to the common stock purchase rights that are associated with Frontier common stock.

Conditions to Completion of the Reorganization
(Page 14)

        The completion of the reorganization depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

  •
  approval of the merger agreement by Frontier's shareholders;

  •
  absence of any stop order suspending the effectiveness of the registration statement relating to the shares of Frontier Holdings to be issued in the reorganization;

  •
  receipt by Frontier of a legal opinion to the effect that the reorganization will constitute a tax-free transaction under section 351 of the Internal Revenue Code;

  •
  absence of any law or order that has a material adverse effect on Frontier or any legal prohibition or restraint that would prevent completion of the reorganization or any pending legal proceeding that seeks one of these results;

  •
  receipt of necessary regulatory approvals and licenses and third party consents; and

  •
  receipt of approval for listing on the NASDAQ National Market of the shares of Frontier Holdings common stock to be issued in the reorganization.

Termination of the Merger Agreement
(Page 15)

        We may terminate the merger agreement, even after adoption by our shareholders, if our board of directors determines to do so.

Markets and Market Prices

        Frontier Holdings common stock is not currently traded on any stock exchange. Frontier common stock is traded under the symbol "FRNT" on the NASDAQ National Market, and we expect Frontier Holdings common stock to trade on NASDAQ under the same symbol. On January 30, 2006, the last trading day before the public announcement of the proposed reorganization, the closing price per share of Frontier common stock was $7.03. On                        , 2006, the most recent trading day for which prices were available prior to the mailing of this proxy statement/prospectus, the closing price per share of Frontier common stock was $            .

Certain Financial Information

        We have not included complete pro forma financial comparative per share information concerning Frontier that gives effect to the reorganization because, immediately after the completion of the reorganization, the consolidated financial statements of Frontier Holdings will be substantially the same as Frontier's financial statements immediately prior to the reorganization, and the reorganization will result in the conversion of each share of Frontier common stock into the right to receive one share of Frontier Holdings common stock. In addition, we have not provided financial statements of Frontier

Holdings because, prior to the reorganization, it will have no assets, liabilities or operations other than incident to its formation. Following completion of the reorganization, Frontier's 5% convertible debentures due 2025 will become obligations of Frontier Holdings, and Frontier will guarantee the obligations of Frontier Holdings under the debentures. There is an aggregate of $92.0 million of the debentures outstanding.

RISK FACTORS

        In considering whether to vote in favor of the reorganization proposal, you should consider all of the information we have included in this proxy statement/prospectus, including its Annexes, and all of the information included in the documents we have incorporated by reference, including our annual report on Form 10-K for the year ended March 31, 2005, and the risk factors described in our current report on Form 8-K filed on November 29, 2005. In addition, you should pay particular attention to the risks described below.

We may not obtain the expected benefits of our reorganization into a holding company structure.

        We believe our reorganization into a holding company structure will provide us with benefits in the future. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the strategic, business and financing flexibility that it affords us. As a result, we may incur the costs of the holding company structure without realizing the possible benefits. In addition, the holding company structure may not be successful in insulating the liabilities of our subsidiaries from each other or from Frontier Holdings. We or our future subsidiaries may be liable for the liabilities of one another, particularly if we do not observe corporate formalities or adequately capitalize ourselves or our future subsidiaries.

As a holding company, Frontier Holdings will be totally dependent on dividends from its operating subsidiaries to pay dividends and other obligations.

        After the completion of the reorganization, Frontier Holdings will be a holding company with no business operations of its own. Its only significant asset will be the outstanding capital stock of its subsidiaries, which will initially be Frontier only. As a result, it will rely on payments from Frontier or any subsidiaries that it may form in the future to meet its obligations, including its obligations under Frontier's $92.0 million in aggregate principal amount of 5% convertible debentures due 2025, which will become obligations of Frontier Holdings (guaranteed by Frontier) upon completion of the reorganization. We currently expect that a significant portion of the earnings and cash flow of Frontier, which will become Frontier Holdings's wholly owned subsidiary, will be retained and used by it in its operations, including to service any debt obligations it may have now or in the future. Additionally, subsidiaries may be restricted in their ability to pay cash dividends or to make other distributions to Frontier Holdings, which may limit the payment of cash dividends or other distributions to the holders of Frontier Holdings common stock. Future credit facilities and other future debt obligations of Frontier Holdings, as well as statutory provisions, may limit the ability of Frontier Holdings and its subsidiaries to pay dividends.

As with Frontier, anti-takeover provisions in Frontier Holdings's certificate of incorporation and bylaws may delay or prevent a third party acquisition of Frontier Holdings, which could decrease the value of Frontier Holdings common stock.

        The certificate of incorporation and bylaws of Frontier Holdings contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions will:

  •
  limit the business at special meetings to the purpose stated in the notice of the meeting; and

  •
  authorize the issuance of "blank check" preferred stock, which is preferred stock with voting or other rights or preferences that could impede a takeover attempt and that the board of directors can create and issue without prior stockholder approval.

        In addition, federal law prohibits non-U.S. citizens from owning more than 25% of the voting interest of a U.S. air carrier or having control of a U.S. air carrier, and the certificate of incorporation and bylaws of Frontier Holdings will contain provisions that prohibit non-U.S. citizens from owning more than 25% of the voting stock of Frontier Holdings. This foreign ownership restriction will limit the ability of a non-U.S. citizen to acquire a controlling block of Frontier Holdings common stock.

        The certificate of incorporation and bylaws of Frontier Holdings will contain additional provisions not contained in the articles of incorporation and bylaws of Frontier that may delay or prevent third party takeovers. These provisions:

  •
  preclude action by Frontier Holdings stockholders by written consent without a meeting; and

  •
  establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

        Although we believe all of these provisions will make a higher third-party bid more likely by requiring potential acquirors to negotiate with the board of directors, these provisions will apply even if an initial offer may be considered beneficial by some stockholders. For more information, see "Description of Frontier Holdings Capital Stock" and "Comparative Rights of Holders of Frontier Holdings Capital Stock and Frontier Capital Stock."

As a stockholder of a Delaware corporation, your rights after the reorganization will be different from, and may be less favorable than, your current rights as a shareholder of a Colorado corporation.

        After the completion of the reorganization, you will become a stockholder of a public company incorporated in the Delaware instead of Colorado. As a result, your rights as a stockholder will be governed by Delaware corporate law as opposed to Colorado corporate law. Because they are separate bodies of law, Delaware corporate law will be different from Colorado corporate law. Although many of these differences will not have a significant impact on the rights of stockholders, some of these differences may be more or less favorable to stockholders. Some of the differences between Delaware and Colorado corporate law that may be less favorable to stockholders after the completion of the reorganization include the following:

  •
  under Delaware corporate law, fewer corporate transactions give rise to dissenters' rights than under Colorado corporate law;

  •
  under Delaware corporate law, stockholders of Frontier Holdings will not have the right to call a special meeting of stockholders, as opposed to Colorado corporate law, which gives holders of 10% of the voting shares the right to call a special meeting; and

  •
  under Delaware corporate law, stockholders of Frontier Holdings will not have the right to propose amendments to the company's certificate of incorporation, as opposed to Colorado corporate law, which gives holders of 10% of the voting shares the right to propose amendments to the articles of incorporation of a Colorado corporation.

        These differences may limit the significance of your rights as a stockholder in these contexts. For a discussion of these and other differences between Delaware and Colorado corporate law, see "Description of Frontier Holdings Capital Stock," "Description of Frontier Capital Stock" and Comparative Rights of Holders of Frontier Holdings Capital Stock and Frontier Capital Stock."

As with Frontier, shares eligible for future sale could impact the price of Frontier Holdings common stock.

        The price of our common stock may be subject to significant fluctuation in the future, including as a result of the availability of shares for future sale. Substantially all of the outstanding shares of our common stock, other than shares held by our officers, directors and other affiliates, are freely tradable. Shares of our common stock held by our affiliates are subject to limitations on the number of shares that may be sold unless the sale of the shares is registered or is exempt from registration under the Securities Act.

        As of January 27, 2006, there were up to 4,652,209 shares of Frontier common stock reserved for issuance pursuant to the options granted under our 1994 Stock Option Plan and our 2004 Equity Incentive Plan, of which 2,396,550 shares were subject to outstanding options, 168,237 were subject to outstanding stock-only stock appreciation rights and 74,500 shares were subject to outstanding restricted stock units. We also have 3,833,946 shares of common stock reserved for issuance under existing warrants with an exercise price of $5.92 per share. Furthermore, there are 8,899,638 of shares of Frontier common stock authorized for future issuance in connection with conversion of Frontier's $92.0 million aggregate principal amount of 5% convertible debentures due 2025, with an additional maximum of 2,224,910 shares that could be issued upon a change of control under the make whole provisions in the debentures. Under the merger agreement, Frontier Holdings will assume the existing Frontier stock option plans and warrants, and the indenture for Frontier's convertible debentures provides that the debentures will become obligations of Frontier Holdings upon completion of the reorganization. As a result, the outstanding options and warrants to acquire Frontier common stock will become options and warrants to acquire the same number of shares of Frontier Holdings common stock, and the convertible debentures will be convertible into the same number of shares of Frontier Holdings common stock, in each case on substantially the same terms as currently exist. Moreover, the Employee Stock Ownership Plan of Frontier will be amended to provide that Frontier Holdings will issue shares of its common stock into the plan to the extent authorized by the Frontier Holdings board in accordance with the plan. Sales of any shares of Frontier Holdings common stock underlying the employee benefit plans, warrants, and debentures described above, depending on the volume, could adversely affect the trading price of our common stock after the completion of the reorganization.

The proposed reorganization into a holding company structure may result in substantial direct and indirect costs whether or not completed.

        The reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys' fees, accountants' fees, filing fees and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and resulting in increased administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of Frontier Holdings, Frontier and any additional subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Statements in this proxy statement/prospectus and in documents incorporated by reference in this proxy statement/prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent our management's beliefs and assumptions concerning future events. When used in this proxy statement/prospectus and in documents incorporated herein by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words "expects", "anticipates", "intends", "believes" or similar language. These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements.

        You should understand that many important factors, in addition to those discussed or incorporated by reference in this proxy statement/prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this proxy statement/prospectus under "Risk Factors," and those identified in our current report on Form 8-K filed November 29, 2005. In light of these risks and uncertainties, the forward-looking events discussed or incorporated by reference in this proxy statement/prospectus might not occur.

SPECIAL MEETING OF FRONTIER SHAREHOLDERS

        Our board of directors is soliciting proxies from the holders of our common stock for use at the special meeting of our shareholders and at any adjournments or postponements of the meeting. This proxy statement/prospectus, together with the form of proxy, is expected to be first mailed to holders of our common stock on or about            , 2006.

Date, Time and Place of the Special Meeting

        The date, time and place of the special meeting of our shareholders is as follows:

Date of the Meeting	March 27, 2006
Time of the Meeting	9:30 a.m., Mountain standard time
Place of the Meeting	7001 Tower Road, Denver, Colorado

        Attendance at the special meeting will be limited to:

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  shareholders of record;

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  beneficial owners of our common stock entitled to vote at the meeting having evidence of ownership;

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  authorized representatives of absent shareholders; and

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  invited guests of management.

        If you own shares of our common stock in the name of a bank, brokerage firm or other holder of record, you must show proof of ownership. This may be in the form of a letter from the holder of record or a recent statement from the bank or broker showing your ownership of our common stock on the record date. Any person claiming to be an authorized representative of a shareholder must produce written evidence of the authorization.

Voting Procedures

        If you hold shares in your own name as a shareholder of record on the record date, you may vote the shares so held by:

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  signing, dating and mailing (in the envelope provided) the enclosed proxy card, or by granting a written proxy to another person authorizing that person to attend the meeting and vote your shares;

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  following the instructions contained in the enclosed proxy card for voting by telephone; or

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  attending the special meeting and voting in person.

        If you are the beneficial owner of shares held of record in street name, such as in a stock brokerage account or by a bank or other nominee, you have the right to instruct the holder of record how to vote your shares.

Proxies

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  Completed Proxies. If you sign, complete and return your proxy card or you vote by telephone by following the instructions on the proxy card and we receive the proxy card or your vote prior to or at the special meeting, your proxy will be voted as you instructed.

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  Proxies Without Instructions. If you sign and return a proxy card but do not provide instructions as to your vote, your proxy will be voted FOR the reorganization proposal and in the discretion of our board of directors on other matters that properly come before the meeting.

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  Broker Instructions. Under applicable stock exchange rules, brokers who hold our common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the reorganization proposal without specific instructions from those customers. If you do not instruct your broker on how to vote your shares on the reorganization proposal, a proxy submitted by your broker will be a non-vote as to your shares. This will have the same effect as a vote against the proposal whether or not your shares are considered present at the meeting.

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  Revocability of Proxies. You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must deliver to our corporate secretary prior to the meeting a signed notice of revocation or a later dated proxy changing your vote, or you may follow the instructions on the enclosed proxy card for revoking or changing your vote by telephone. Alternatively, you may choose to attend the special meeting and vote in person. However, simply attending the meeting will not in itself constitute the revocation of your proxy if you do not cast a vote at that time.

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  Costs of Solicitation. We will pay the expense of printing and mailing this proxy statement/prospectus. Proxies will be solicited through the mail and by telephone, and may be solicited directly by our officers, directors and regular employees not specifically employed for this purpose, without additional compensation. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. We have engaged Mellon Investor Services LLC to represent us in connection with the solicitations of proxies and will pay Mellon a customary fee for its services and reimburse its expenses.

        Please do not send your stock certificates with your proxy card.    You do not have to exchange your certificates of Frontier common stock for Frontier Holdings common stock as a result of the reorganization. After the reorganization, your Frontier stock certificates will represent the same number of shares of Frontier Holdings stock. Frontier Holdings stock certificates will be issued upon any future transfer of your shares after the reorganization.

THE REORGANIZATION PROPOSAL

        This section of the proxy statement/prospectus describes the reorganization proposal. Although we believe that the description in this section covers the material terms of the reorganization proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the merger agreement provided below is qualified in its entirety by reference to the merger agreement, which we have attached as Annex I to this proxy statement/prospectus and which we incorporate by reference into this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus and the merger agreement for a more complete understanding of the reorganization proposal. Your approval of the reorganization proposal will constitute approval of the merger agreement, the reorganization, the certificate of incorporation of Frontier Holdings and the bylaws of Frontier Holdings.

Reasons for the Reorganization; Recommendation of our Board

        At the January 26, 2006 meeting of the board of directors, the Frontier board concluded that the reorganization is advisable, determined that the terms of the merger agreement are fair to and in the best interest of Frontier and its shareholders and adopted and approved the merger agreement.

        During the course of its deliberations, our board consulted with management and outside legal counsel and considered a number of positive factors, including the following:

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  Possible Future Strategic and Business Flexibility of a Holding Company Structure. We believe the holding company structure could facilitate future expansion of our business by providing a more flexible structure for acquiring other businesses or entering into joint ventures while continuing to keep the operations and risks of our core airline business separate. Although we have no immediate plans to make any acquisitions or enter into any joint ventures, we may do so in the future. In addition, if the cash generated over time by our airline business were determined by our board to be greater than the amount necessary for the operation or capital needs of the airline, this cash could be transferred to a separate corporate entity owned by the holding company and invested as our board believes to be appropriate. Furthermore, implementing the holding company structure may reduce the risk that liabilities of our core airline business and other businesses, if any, that may be operated in the future by separate subsidiaries would be attributed to each other. In addition, this opportunity to separate businesses, if and when appropriate, could allow us to segregate the airline business from other businesses that are not subject to the same regulations applicable to airlines.

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  Possible Future Financing Flexibility of a Holding Company Structure. We believe that a holding company structure may be beneficial to stockholders in the future because it would permit the use of financing techniques that are more readily available to companies that hold a variety of diversified businesses under one corporate umbrella, without any impact on our capital structure. For example, Frontier Holdings, in addition to receiving dividends, as and when permitted, from Frontier and other future subsidiaries, if any, would be able to obtain funds through its own debt or equity financings, Frontier would be able to obtain funds through its own financings, which may include the issuance of debt or equity securities, and other entities within the holding company organization may obtain funds from Frontier Holdings, other affiliates or their own outside financings. However, we have no current plans to seek additional financing that would utilize this flexibility at this time.

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  Predictability, Flexibility and Responsiveness of Delaware Law to Corporate Needs. For many years, Delaware has followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern and flexible corporate laws, which are updated regularly to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major public corporations have chosen Delaware for their domicile. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues relating to public companies. Thus, a substantial body of case law has developed construing Delaware corporate law and establishing legal principles and policies regarding publicly-held Delaware corporations. We believe that, for these reasons, Delaware law will provide greater legal predictability with respect to our corporate legal matters than we have under Colorado law. We will, however, continue to operate our current airline business as a Colorado corporation and a subsidiary of Frontier Holdings. Frontier Holdings will be the public company. We believe that Delaware law will provide greater efficiency, predictability and flexibility in our public company's legal affairs than is presently available under Colorado law.

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  Additional Benefits of Using a Holding Company Structure. We believe that reincorporating in Delaware is more appropriately accomplished by creating a holding company in Delaware. A direct reincorporation in Delaware without the creation of a holding company structure would have required Frontier to merge into a new Delaware corporation, as a result of which Frontier could not continue as a Colorado corporation. In addition, the direct incorporation method had the disadvantage of requiring a substantially greater number of consents from third parties because it would have required the new Delaware corporation to assume all the rights and obligations of Frontier. By preserving the corporate existence of Frontier after the reorganization, we avoid the potentially costly and burdensome process of obtaining these consents.

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  Attractiveness of Delaware Law to Directors and Officers. We believe that organizing our company under Delaware law will enhance our ability to attract and retain qualified directors and officers. The corporate law of Delaware, including its extensive body of case law, offers directors and officers of public companies more certainty and stability. Under Delaware law, the parameters of director and officer liability are more clearly defined and better understood than under Colorado law. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. We therefore believe that providing the benefits afforded directors by Delaware law will enable us to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. At the same time, we believe that Delaware law regarding corporate fiduciary duties provides appropriate protection for our stockholders from possible abuses by directors and officers. In addition, under Delaware law, directors' personal liability cannot be eliminated for:

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  any breach of the director's duty of loyalty to the corporation or its stockholders,

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

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  unlawful payment of dividends or unlawful repurchases or redemptions of stock, or

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  any transactions from which the director derived an improper personal benefit.

        In addition to the positive factors described above, our board also considered the following potential negative factors associated with the reorganization proposal.

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  Increased Costs and Expenses Associated with Implementing the Reorganization Proposal and Administering a Holding Company Structure. The reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorney's fees, accountants' fees, filing fees and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and resulting in increased administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of Frontier Holdings, Frontier, and any future subsidiaries.

        After careful consideration, our board of directors has determined that creation of a holding company structure offers a net benefit to our shareholders. The board has approved the reorganization proposal, determined that the terms of the merger agreement and the reorganization are advisable and in the best interest of our shareholders, and has adopted the merger agreement. Our board of directors recommends that our shareholders vote "FOR" adoption of the merger agreement at the special meeting.

Reorganization Procedure

        Frontier currently owns all of the issued and outstanding common stock of Frontier Holdings, and Frontier Holdings currently owns all of the common stock of the subsidiary that it formed for purposes of completing the proposed reorganization. Following the approval of the merger agreement by the Frontier shareholders and the satisfaction or waiver of the other conditions specified in the merger agreement (which are described below), the subsidiary of Frontier Holdings will merge with and into Frontier. As a result of this merger:

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  Frontier will be the surviving corporation, and the separate corporate existence of the merger subsidiary will cease.

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  Each outstanding share of Frontier common stock will automatically convert into one share of Frontier Holdings common stock, as described below, and the current shareholders of Frontier will become the stockholders of Frontier Holdings.

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  Frontier Holdings will own all of Frontier's common stock and each share of Frontier Holdings common stock now held by Frontier will be cancelled.

        The result of the reorganization will be that your current company, Frontier, will become a subsidiary of Frontier Holdings, and you will own Frontier Holdings common stock, instead of Frontier common stock. A copy of the form of the Frontier Holdings certificate of incorporation is included as Annex II to this proxy statement/prospectus, and a copy of the form of the Frontier Holdings bylaws is included as Annex III to this proxy statement/prospectus. For more information regarding your rights as a shareholder before and after the reorganization, see "Description of Frontier Holdings Capital Stock," "Description of Frontier Capital Stock" and "Comparative Rights of Frontier Holdings Capital Stock and Frontier Capital Stock."

        In all other respects, the company will remain the same. The current directors and officers of Frontier will continue as directors and officers of Frontier Holdings and Frontier. In addition, our airline business and operations will remain the same.

What Frontier Shareholders Will Receive in the Reorganization

        Each share of Frontier common stock will convert into one share of Frontier Holdings common stock. After the completion of the reorganization, you will own the same number and percentage of shares of Frontier Holdings common stock as you currently own of Frontier common stock.

Frontier Stock Options and Other Rights to Receive Frontier Stock

        Each of the outstanding options and warrants to acquire shares of Frontier common stock in the aggregate will become options to acquire, on the same terms and conditions as before the reorganization, an identical number of shares of Frontier Holdings common stock. There were outstanding options, stock appreciation rights and restricted stock units representing an aggregate of 2,639,287 shares of Frontier common stock on the record date. There were also 3,833,946 shares of common stock reserved for issuance under existing warrants with an exercise price of $5.92 per share. Frontier's existing equity compensation plans, which include Frontier's 2004 Equity Incentive Plan and its amended and restated Employee Stock Ownership Plan, will provide that plan participants will be entitled to receive shares of Frontier Holdings common stock rather than shares of Frontier common stock, on the same terms otherwise provided for in the respective plans, and warrants to purchase shares of Frontier common stock will be converted into warrants to purchase an equal number of shares of Frontier Holdings common stock.

Frontier's 5% Convertible Debentures due 2025

        On December 7, 2005, Frontier sold $92.0 million in aggregate principal amount of its 5% convertible debentures due 2025. The indenture for the convertible debentures provides that if Frontier reorganizes into a parent holding company structure, the convertible debentures will become obligations of the parent holding company and will be convertible into shares of the parent holding company's common stock, and that Frontier will issue a guarantee of the parent company's obligations under the debentures. Accordingly, upon completion of the reorganization pursuant to the merger agreement, the convertible debentures will become obligations of Frontier Holdings and will be convertible into shares of Frontier Holdings common stock, and Frontier will issue a guarantee of Frontier Holdings's obligations under the debentures. The debentures are currently convertible into 8,899,638 shares of Frontier common stock, with an additional maximum of 2,224,910 shares which could be issued upon a change of control under the make whole provisions in the debentures.

Exchange of Stock Certificates

        In the reorganization, your shares of Frontier common stock (together with the common stock purchase rights attached to your shares of common stock) will be converted automatically into shares of Frontier Holdings common stock. Your certificates of Frontier common stock will represent, from and after the reorganization, an equal number of shares of Frontier Holdings common stock, and no action with regard to stock certificates will be required on your part. We expect to send you a notice after the reorganization is completed specifying this and other relevant information.

Conditions to Reorganization

        We will complete the reorganization only if each of the following conditions is satisfied or waived:

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  the merger agreement has been duly approved by the affirmative votes required of the shareholders of Frontier common stock;

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  no stop order suspending the effectiveness of the registration statement relating to the shares of Frontier Holdings to be issued in the reorganization is in existence;

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  we have received a legal opinion to the effect that the reorganization will constitute a tax-free transaction under section 351 of the Internal Revenue Code;

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  the absence of any law, temporary restraining order, preliminary or permanent injunction, writ or other order that has a material adverse effect on us or has the effect of making the reorganization illegal or otherwise prohibiting completion of the reorganization or any judicial or administrative proceeding that continues to be pending seeking any such result;

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  all required regulatory and private third party consents and notifications have been obtained or made; and

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  the Frontier Holdings common stock has been authorized for listing on the NASDAQ.

Effectiveness of Reorganization

        The reorganization will become effective on the date we file articles of merger with the State of Colorado. We will file the articles when the conditions to the reorganization described above have been satisfied or waived. We expect that we will file the articles on April 1, 2006, to coincide with the beginning of our fiscal year.

Termination of Merger Agreement

        The merger agreement may be terminated at any time prior to the completion of the reorganization (even after adoption by our shareholders) by the affirmative vote of two-thirds of the directors then serving on the board of directors of each of Frontier Holdings and Frontier.

Amendment of Merger Agreement

        The merger agreement may be amended at any time prior to the completion of the reorganization (even after adoption by our shareholders) by our board of directors, as long as any amendment does not change the amount or kind of shares of Frontier Holdings common stock that you will receive or otherwise change any terms of the reorganization proposal to the detriment of our shareholders.

Material U.S. Federal Income Tax Consequences

        The following discussion summarizes the material United States federal income tax consequences of the reorganization to you. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current and proposed Treasury regulations, and judicial and administrative decisions and rulings as of the date of this proxy statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. This discussion does not address all aspects of taxation that may be relevant to you in light of your personal investment or tax circumstances or to persons that are subject to special treatment under the federal income tax laws. In particular, this discussion deals only with shareholders that hold Frontier common stock as capital assets within the meaning of the Code. In addition, this discussion does not address the tax treatment of special classes of shareholders, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding Frontier stock as part of a hedging or conversion transaction or as part of a "straddle," U.S. expatriates, persons subject to the alternative minimum tax, foreign corporations, foreign partnerships, foreign estates or trusts and persons who are not citizens or residents of the United States. This discussion may not be applicable to holders who acquired Frontier stock pursuant to the exercise of options or warrants or otherwise as compensation. Furthermore, this discussion does not address any state, local or foreign tax considerations.

        You should consult your own tax advisors about the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

        The material federal income tax consequences of the merger, which we refer to in this section as the "reorganization," will be as follows:

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  The reorganization will constitute a tax-free transaction under section 351 of the Code;

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  No gain or loss will be recognized by Frontier Holdings or Frontier as a result of the reorganization;

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  No gain or loss will be recognized by you upon your receipt of Frontier Holdings common stock solely in exchange for your Frontier common stock;

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  The aggregate tax basis of the shares of Frontier Holdings common stock that you receive in exchange for your Frontier common stock in the reorganization will be the same as the aggregate tax basis of your Frontier common stock exchanged; and

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  The holding period for shares of Frontier Holdings common stock that you receive in the reorganization will include the holding period of your Frontier common stock exchanged.

        The obligation of Frontier to complete the reorganization is conditioned upon, among other things, Frontier's receipt of an opinion from Faegre & Benson LLP that the reorganization will constitute a tax-free transaction under section 351 of the Code. The opinion of counsel will be based in part upon representations, made as of the effective time of the reorganization, by Frontier Holdings and Frontier, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinion of counsel could be adversely affected. Neither Frontier Holdings nor Frontier has requested or will request a private letter ruling from the Internal Revenue Service as to whether the reorganization qualifies as a tax-free transaction under section 351 of the Code. The opinion of counsel will not be binding upon the Internal Revenue Service or any court.

        You may be required to attach a statement to your tax returns for the taxable year in which the reorganization is completed that contains information such as your tax basis in the Frontier common stock surrendered and a description of the Frontier Holdings common stock received in the reorganization.

        Any discussion contained in this Proxy Statement/Prospectus as to federal, state or local tax matters is not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal, state, or local tax penalties. This discussion is written in connection with the matters addressed herein. You should seek advice based on your particular circumstances from an independent tax advisor.

Anticipated Accounting Treatment

        For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former "pooling of interests method." Accordingly, the financial position and results of operations of Frontier will be included in the consolidated financial statements of Frontier Holdings on the same basis as currently presented.

Listings of Frontier Holdings Common Stock on the NASDAQ National Market; De-listing and De-registration of Frontier Common Stock

        The completion of the reorganization is conditioned on the approval for quotation of the shares of Frontier Holdings common stock issuable in the reorganization (and any other shares to be reserved for issuance in connection with the reorganization) on the NASDAQ National Market. We expect that the Frontier Holdings common stock will trade under the ticker symbol "FRNT."

        Following the reorganization, Frontier's common stock will no longer be quoted on the NASDAQ National Market and will no longer be registered under the Securities Exchange Act. In addition, Frontier will cease to be a reporting company under the Securities Exchange Act.

Restrictions on the Sale of Frontier Holdings Shares

        The shares of Frontier Holdings common stock to be issued in the reorganization will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for Frontier Holdings common stock issued to any person who is deemed to be an "affiliate" of Frontier or Frontier Holdings after the reorganization.

        Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with us and include our directors and executive officers.

Our affiliates may not sell their Frontier Holdings common stock acquired in the reorganization except pursuant to:

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  an effective registration statement under the Securities Act covering the resale of those shares;

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  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

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  any other applicable exemption under the Securities Act.

DESCRIPTION OF FRONTIER HOLDINGS CAPITAL STOCK

        Frontier Holdings is incorporated in the State of Delaware. The rights of stockholders of Frontier Holdings will generally be governed by Delaware law and Frontier Holdings's amended and restated certificate of incorporation (which we intend to file immediately prior to completion of the merger) and bylaws. This summary is not a complete discussion of, and is qualified by reference to, Delaware law, including the Delaware General Corporation Law (DGCL) and the common and constitutional law of the State of Delaware, and the full texts of Frontier Holdings's amended and restated certificate of incorporation and bylaws, which may be found as Annexes II and III to this proxy statement/prospectus.

General

        Upon the completion of the reorganization, the authorized capital of Frontier Holdings will be 101 million shares, consisting of 1 million shares of preferred stock, par value $0.001 per share, and 100 million shares of common stock, par value $0.001 per share. All of the shares issued and outstanding upon completion of the reorganization will be fully paid and nonassessable.

        Upon completion of the reorganization, the number of shares of Frontier Holdings common stock that will be outstanding will be equal to the number of shares of Frontier common stock outstanding immediately prior to the reorganization.

Common Stock

        Dividends and Distributions.    Subject to preferences applicable to any shares of outstanding Frontier Holdings preferred stock, the holders of outstanding shares of Frontier Holdings common stock will be entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the board of directors of Frontier Holdings may determine from time to time. All shares of Frontier Holdings common stock are entitled to participate ratably with respect to dividends or other distributions.

        Liquidation Rights.    If Frontier Holdings is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of Frontier Holdings's common stock are entitled to share ratably in all assets of Frontier Holdings available for distribution to the Frontier Holdings's stockholders after the payment in full of any preferential amounts to which holders of any Frontier Holdings preferred stock may be entitled.

        Voting Rights.    Holders of Frontier Holdings common stock are entitled to one vote per share on all matters to be voted upon by stockholders. There are no cumulative voting rights. Stockholders may vote by proxy.

        Other.    There are no preemption, redemption, sinking fund or conversion rights applicable to the Frontier Holdings common stock.

Preferred Stock

        The board of directors of Frontier Holdings may, without further stockholder approval, issue up to 1 million shares of preferred stock in one or more series and fix the number of shares constituting, the designation, voting powers (if any), preferences and other rights, as well as the qualifications, limitations and restrictions, of the series. The powers, preferences and rights, and the qualifications, limitations or restrictions, if any, of each series of preferred stock may be different from those of any and all other series. The issuance of Frontier Holdings preferred stock may have the effect of delaying, deferring or preventing a change of control of Frontier Holdings without further action by the stockholders, may discourage bids for Frontier Holdings common stock at a premium over the market price of Frontier Holdings common stock and may adversely affect the market price of, and the voting and other rights of the holders of, Frontier Holdings common stock.

Delaware Anti-Takeover Statute

        Under the terms of Frontier Holdings's certificate of incorporation and as permitted under Delaware law, Frontier Holdings will elect not to be subject to Delaware's anti-takeover law. This law provides that an "interested stockholder," defined as a person who owns 15% or more of the outstanding voting stock of a corporation or a person who is an associate or affiliate of the corporation and, within the preceding three-year period, owned 15% or more of the outstanding voting stock, may not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of Frontier Holdings capital stock entitled to vote in the election of directors, voting together as a single class, Frontier Holdings may amend its certificate of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by Frontier Holdings's board of directors, including discouraging takeover attempts that might result in a premium over the market price for shares of Frontier Holdings common stock. However, because Frontier Holdings will opt out of the Delaware anti-takeover law, any person who owns at least 15% of our outstanding voting stock could pursue a takeover transaction that was not approved by the board of directors of Frontier Holdings.

Other Provisions

        Limitation on Voting by Foreign Shareholders.    The certificate of incorporation and bylaws of Frontier Holdings provide that shares of capital stock may not be voted by, or at the direction of, persons who are not citizens of the United States unless the shares are registered on a separate stock record. Under federal law, no more than 25% of the voting stock of a United States airline such as our company may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and the airline itself, as well as its president and at least two-thirds of its directors or other managing officers, must be U.S. citizens. For these purposes, "U.S. citizen" means:

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  an individual who is a citizen of the United States;

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  a partnership each of whose partners is an individual who is a citizen of the United States; or

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  a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

        In addition, the U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by U.S. citizens, and has indicated that the ownership of less than 50% of an air carrier's total equity securities by non-U.S. citizens, taken alone, is not indicative of foreign control of the airline.

        In order to comply with these rules, Frontier Holdings's certificate of incorporation and bylaws provide that no shares will be registered on the foreign stock record described above if the amount so registered would exceed the restrictions described above or adversely affect our operating certificates or authorities. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration.

        Limitation of Director Liability and Indemnification.    Frontier Holdings's certificate of incorporation provides, to the full extent permitted by Delaware law, that directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law currently provides that this waiver may not apply to liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

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  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the DGCL (governing distributions to stockholders); or

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  for any transaction from which the director derived any improper personal benefit.

        However, in the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The certificate of incorporation and bylaws of Frontier Holdings further provide that we will indemnify each of our directors and officers to the full extent permitted by Delaware law and may indemnify other persons as authorized by the DGCL. These provisions do not eliminate any monetary liability of directors under the federal securities laws.

Stockholders

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  Stockholder meetings may be at any place designated by resolution of the board of directors.

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  Stockholders' meetings must be held annually for the election of directors and the transaction of other business.

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  Frontier Holdings's board may fix a record date for stockholder meetings that will be not be more than 60 days nor less than 10 days before the meeting. Should Frontier Holdings' board fail to do so, the record date will be either the close of business on the day preceding the day on which notice of the stockholder meeting was given, or the close of business on the day on which Frontier Holdings' board adopts a resolution for the payment of dividends or distributions.

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  Notice of any stockholder meeting must be provided to stockholders not less than 10 nor more than 60 days before the date of the meeting.

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  Where notice is required to be given, a waiver of notice has the same effect as notice. Waiver of notice includes attendance by a stockholder at a meeting, unless the stockholder attends the meeting for the express purpose of objecting that the meeting was not lawfully called due to the lack of notice.

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  The secretary of Frontier Holdings must prepare and make available to any stockholder a list of all stockholders entitled to vote at a meeting at least 10 days before every meeting.

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  Stockholders may vote by proxy and may revoke any proxy that is not revocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy.

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  At meetings for the election of directors, a majority of the votes cast is necessary to elect directors.

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  Any director may be removed from office with or without cause by the holders of a majority of the combined voting power of the outstanding shares of voting stock, voting together as a single class.

Transfer Agent

        We expect that the transfer agent for Frontier Holdings common stock will be Mellon Investor Services LLC.

NASDAQ National Market Listing

        We expect that Frontier Holdings common stock will be quoted on the NASDAQ National Market under the trading symbol "FRNT."

DESCRIPTION OF FRONTIER CAPITAL STOCK

        Frontier is incorporated in the State of Colorado. The rights of shareholders of Frontier are generally governed by Frontier's restated articles of incorporation and amended and restated bylaws, by Colorado statutory and common law and by certain agreements affecting the rights of shareholders. The following is a summary of the material provisions of Frontier's restated articles of incorporation, including the existing designations of series of Frontier preferred stock, Frontier's amended and restated bylaws and the Frontier rights agreement, under which certain rights have been issued to holders of Frontier's common stock. This summary is not complete and is qualified by reference to Colorado statutory and common law and the full texts of Frontier's restated articles of incorporation, amended and restated by-laws and rights agreement. Copies of these documents are exhibits to the registration statement of which this joint proxy statement/ prospectus is a part.

General

        Under Frontier's restated articles of incorporation, as amended, Frontier is authorized to issue 100 million shares of common stock, no par value per share, and 1 million shares of preferred stock, no par value per share. The outstanding shares of Frontier's stock are fully-paid and non-assessable. Additional shares of Frontier stock, when issued, will be fully paid and non-assessable when the consideration for which Frontier's board of directors authorizes their issuance has been received. The holders of shares of Frontier stock currently outstanding have no preemptive or similar rights to purchase securities of Frontier unless such rights are specifically granted by the Frontier board, and no such rights currently exist.

Common Stock

        As of January 27, 2006, Frontier had 36,189,705 shares of common stock outstanding held of record by approximately 1,461 shareholders.

        Each holder of Frontier common stock is entitled to one vote for each share of common stock held on all matters as to which holders of common stock are entitled to vote and do not have cumulative voting rights. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of Frontier preferred stock, and except as may be provided by the laws of the State of Colorado, the holders of Frontier common stock have exclusively all other rights of shareholders of the company, including (i) the right to receive dividends, when, as and if declared by Frontier's board of directors out of funds legally available for such dividends; and (ii) in the event of any distribution of assets upon Frontier's dissolution and liquidation, the right to receive ratably and equally all of the company's assets remaining after payment of indebtedness and other liabilities and the satisfaction of any liquidation preferences granted to the holders of any outstanding shares of preferred stock or other equity securities ranking senior to the common stock.

        Holders of Frontier common stock have no preemptive rights and no conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Frontier common stock. All the outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Frontier common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of Frontier's outstanding preferred stock.

Preferred Stock

        The Frontier board of directors has authority to issue 1 million shares of Frontier preferred stock in one or more series and to fix the voting powers, designations, preferences and participating, optional, relative or other special rights, and qualifications, limitations or restrictions of the Frontier preferred stock, without any further vote or action by Frontier's shareholders. The issuance of Frontier preferred stock may have the effect of delaying, deferring or preventing a change of control of Frontier without further action by the shareholders, may discourage bids for the Frontier common stock at a premium over the market price of the Frontier common stock and may adversely affect the market price of, and the voting and other rights of the holders of, Frontier common stock.

Rights Agreement

        In February 1997, Frontier's board of directors declared a dividend distribution of one right (a "Right") for each outstanding share of Frontier's common stock to shareholders of record at the close of business on March 15, 1997. Except as described below, each Right, when exercisable, entitles the registered holder to purchase from Frontier one share of the company's common stock at a purchase price of $65.00 per share (the "Purchase Price"), subject to adjustment. The Rights expire at the close of business on February 20, 2007, unless Frontier redeems or exchanges them earlier as described below. The description and terms of the Rights are set forth in a Rights Agreement, as amended (as so amended, the "Rights Agreement"). As a result of the 50 percent stock dividend Frontier distributed on March 5, 2001, there are currently 0.67 Rights associated with each outstanding share of common stock.

        The Rights are exercisable upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons other than Frontier, its subsidiaries or any person receiving newly-issued shares of common stock directly from Frontier or indirectly via an underwriter in connection with a public offering by Frontier (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of common stock. If any person becomes an Acquiring Person other than pursuant to a Qualifying Offer (as defined below), each holder of a Right has the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, all Rights that are beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable in any event until such time as the Rights are no longer redeemable by Frontier as set forth below.

        A "Qualifying Offer" means a tender offer or exchange offer for, or merger proposal involving, all outstanding shares of common stock at a price and on terms determined by at least a majority of Frontier's board of directors who are not Frontier's officers or employees and who are not related to the person making such offer, to be fair to and in the company's best interests and the best interests of the company's shareholders. If after the Stock Acquisition Date Frontier is acquired in a merger or other business combination transaction in which the common stock is changed or exchanged or in which Frontier is not the surviving corporation (other than a merger that follows a Qualifying Offer) or 50% or more of the company's assets or earning power is sold or transferred, each holder of a Right shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

        The Purchase Price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the Right, and the number of Rights associated with each share of common stock, are all subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (ii) if holders of the common stock are granted certain rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock, or (iii) upon the distribution to holders of the common stock of evidences of indebtedness or assets or of subscription rights or warrants. At any time until ten days following the Stock Acquisition Date, Frontier may redeem the Rights in whole at a price of $.01 per Right. Upon the action of the board of directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price. While the distribution, if any, of the Rights will not be taxable to shareholders or to Frontier, shareholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for Frontier common stock or for common stock of the acquiring company.

        The rights trade automatically with shares of common stock, and are designed to protect the interests of Frontier and its shareholders against coercive takeover tactics. The rights are also designed to encourage potential acquirors to negotiate with Frontier's board of directors before attempting a takeover and to increase the ability of the company's board of directors to negotiate terms of any proposed takeover that benefit Frontier's shareholders. The rights may, but are not intended to, deter takeover proposals that may be in the best interests of Frontier's shareholders.

        As a result of a resolution adopted by Frontier's board of directors at the time it approved the reorganization, the Rights Agreement will not apply to Frontier Holdings, and the Rights will not be applicable to or exercisable for shares of Frontier Holdings's common stock. Accordingly, Frontier Holdings may be more susceptible to a hostile acquisition following completion of the reorganization than Frontier currently is.

Anti-Takeover Provisions Contained in Frontier's Articles of Incorporation and Bylaws

        Certain provisions of Frontier's restated articles of incorporation and amended and restated bylaws make it less likely that Frontier's management would be changed or someone would acquire voting control of the company without the board's consent. These provisions may delay, deter or prevent tender offers or takeover attempts that Frontier shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock. These anti-takeover provisions will be included in the certificate of incorporation and bylaws of Frontier Holdings as well.

        Preferred Stock.    Under Frontier's restated articles of incorporation, the company's board of directors can, at any time and without shareholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without shareholder approval could discourage or make more difficult attempts to take control of Frontier through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Frontier management could stop a takeover by preventing the person trying to take control of Frontier from acquiring enough voting shares necessary to take control.

        Number of Directors; Filling Vacancies.    Frontier's amended and restated bylaws provide that the board of directors will consist of such number of directors as may be set by resolution of the then-current board. Further, the bylaws authorize the board of directors to fill newly created directorships. Accordingly, this provision could prevent a shareholder from obtaining majority representation on the board of directors by permitting the board of directors to enlarge the size of the board and fill the new directorships with its own nominees.

COMPARATIVE RIGHTS OF HOLDERS OF
FRONTIER HOLDINGS CAPITAL STOCK AND FRONTIER CAPITAL STOCK

        The rights of Frontier shareholders are currently governed by the Colorado Business Corporation Act (CBCA) and common law, Frontier's restated articles of incorporation, Frontier's amended and restated bylaws and the Frontier rights agreement. The rights of Frontier Holdings shareholders after the completion of the reorganization will be governed by the Delaware General Corporation Law (DGCL) and common law, Frontier Holdings's amended and restated certificate of incorporation and Frontier Holdings's bylaws. The rights issued under the Frontier rights agreement are attached to Frontier common stock, and will not be applicable to shares of Frontier Holdings common stock following the reorganization.

        The following is a summary of the material differences between the current rights of Frontier shareholders and the rights they will have as shareholders of Frontier Holdings following the reorganization. For detailed descriptions of the capital stock of Frontier Holdings and Frontier see "Description of Frontier Holdings Capital Stock" and "Description of Frontier Capital Stock" in this proxy statement/prospectus.

	Frontier (Colorado)	Frontier Holdings (Delaware)
Authorized Shares	The authorized capital stock of Frontier consists of 101 million shares, consisting of 100 million shares of common stock, no par value per share and 1 million shares of preferred stock, no par value per share. A total of 36,189,705 shares of common stock have been issued, and an additional 2,639,287 shares are reserved for issuance under outstanding stock options, stock appreciation rights and restricted stock units; an additional 3,833,946 shares are reserved for issuance under outstanding warrants; and 8,899,638 shares are reserved for issuance upon conversion of Frontier's 5% convertible debentures due 2025, with an additional maximum of 2,224,910 shares which could be issued upon a change of control under the make whole provisions in the debentures. No shares of preferred stock have been designated or authorized for issuance.	Following the filing of Frontier Holdings's amended and restated certificate of incorporation prior to completion of the merger, the authorized capital stock of Frontier Holdings will consist of 101 million shares, consisting of 100 million shares of common stock, par value $0.001 per share, 1,000 of which have been issued to Frontier, and 1 million shares of preferred stock, par value $0.001 per share, none of which have been designated or authorized for issuance. Rights to receive shares of Frontier common stock under Frontier's equity incentive plan or amended and restated employee stock ownership plan, or under outstanding warrants or Frontier's 5% convertible debentures due 2025, will be converted into rights to receive shares of Frontier Holdings common stock on the same terms as were in effect prior to the reorganization.
Voting Requirements	Holders of common stock are entitled to one vote per share and vote together as a single class on all matters to be voted upon by shareholders.	Holders of common stock are entitled to one vote per share and will vote together as a single class on all matters to be voted upon by stockholders.

Under the CBCA, shareholders have the right to cumulate their votes in the election of directors under specified procedures unless the articles of incorporation or bylaws of specified categories of corporations provide otherwise. The right of shareholders to cumulate votes has been eliminated in Frontier's restated articles of incorporation.
Under the DGCL, shareholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. Frontier Holdings's certificate of incorporation does not provide for cumulative voting.
Vote Required for Election of Directors	Frontier's amended and restated bylaws provide that the vote of a majority of the shares entitled to vote for directors is required in order to elect a director.
Frontier Holdings's bylaws provide that a vote of a majority of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.
Classified Board of Directors	Frontier's restated articles of incorporation, as amended, do not provide for a classified board of directors. Accordingly, under the CBCA, all of Frontier's directors are elected annually.	Frontier Holdings's certificate of incorporation does not provide for a classified board of directors. Accordingly, all directors of Frontier Holdings will be elected annually.
Number of Directors
Under the CBCA, the number of directors must be specified in a corporation's bylaws. Frontier's amended and restated bylaws provide that the Board of Directors is to have between three and 13 members. The CBCA, like the DGCL, provides that shareholders may amend a corporation's bylaws without the approval of the board of directors. Accordingly, under the CBCA, shareholders of Frontier have the ability to determine the size of the Board of Directors.
The DGCL permits a corporation's certificate of incorporation to specify the number of directors. Under Frontier Holdings's certificate of incorporation, the board of directors of Frontier Holdings is to have between three and 13 members. Because, under the DGCL, Frontier Holdings's certificate of incorporation cannot be amended unless the board of directors of Frontier Holdings recommends the amendment (see "— Amendment to the Articles (Certificate) of Incorporation"), stockholders will not have the ability to increase the size of the board of directors of Frontier Holdings to more than 13 without the approval of the board.
Removal of Directors	Consistent with the CBCA, Frontier's amended and restated bylaws provide that the company's shareholders may remove directors of the company with or without cause.	Consistent with the DGCL, Frontier Holdings's bylaws provide that the company's stockholders may remove directors of the company with or without cause.

Vacancies on the Board of Directors
	Under the CBCA, because Frontier's restated articles of incorporation, as amended, do not provide otherwise, any vacancies on the Board of Directors may be filled either by the remaining directors or the shareholders.	Under the DGCL and Frontier Holdings's certificate of incorporation, vacancies on the board of directors of Frontier Holdings will be filled by the remaining directors.
Shareholders' Power to Call Special Meetings
In accordance with the CBCA, Frontier's amended and restated bylaws provide that a special meeting of shareholders must be called by the President at the request of holders of not less than 10% of the outstanding shares of Frontier.
Under the DGCL, special stockholder meetings may be called by stockholders to the extent authorized by the company's certificate of incorporation or bylaws. Frontier Holdings's bylaws do not provide for a special meeting of stockholders to be called by stockholders, and accordingly stockholders will not be able to call special meetings.
Shareholder Action Without a Meeting
	Frontier's amended and restated bylaws provide that (i) any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if all of the shareholders entitled to vote thereon consent to such action in writing and (ii) action by written consent is to be effective as of the date the last writing necessary to effect the action is received by the secretary of Frontier, unless all of the written consents necessary to effect the action specify a later date as the effective date of the action.	Frontier Holdings's certificate of incorporation provides that stockholders may only take action at an annual or special meeting of stockholders, and may not take action by written consent.

Notice of Shareholder Meetings
Consistent with the CBCA, Frontier's amended and restated bylaws require that (i) if the authorized shares of Frontier are to be increased, at least 30 days' notice shall be given to the shareholders of record and (ii) if a shareholder meeting is adjourned for more than 120 days (in which case a new record date is to be fixed by the board of directors of Frontier), notice shall be given to record holders as of the new record date. Frontier's amended and restated bylaws also provide that if a sale, lease, exchange or other disposition of all or substantially all of the property and assets of Frontier is to be voted on at a meeting, at least 20 days notice must be given. In all other cases, shareholders must be given at least 10 days' notice, but not more than 60 days' notice, of shareholder meetings.
Frontier Holdings's bylaws provide for the same notice requirements as Frontier's amended and restated bylaws, except that (i) the set notice period for an increase in the authorized shares was eliminated because the DGCL does not require a set notice period; (ii) the 120-day notice in the case of adjournments was changed to a 30-day notice to be consistent with the DGCL; and (iii) the 20 days notice required for sales of substantially all of Frontier's assets was eliminated.

Notice of Shareholder Nominations for Directors and Business to be Brought Before Meetings
Frontier's restated articles of incorporation, as amended, and amended and restated bylaws do not contain any provisions regarding advance notice of shareholder nominations of directors or notice of business to be brought before meetings of shareholders.
Frontier Holdings's bylaws provide that no business may be brought before any meeting of stockholders, including the nomination or election of persons to the board of directors, by a stockholder unless the stockholder satisfies certain advance notice requirements. Advance notice of any such business must generally be provided not less than 90 days nor more than 120 days prior to the date of the meeting, unless public disclosure of the date of the meeting is first made less than 120 days prior to the date of the meeting, in which case notice by the stockholder must be provided not later than the tenth day following the date on which such public disclosure of the date of the meeting was made. A notice must include specified information concerning the business proposed to be conducted, the stockholder making the proposal and, if applicable, the persons nominated to be elected as directors. Any late or deficient nominations or proposals may be rejected by Frontier Holdings.

Indemnification
Under Frontier's amended and restated bylaws, Frontier is required to, indemnify former and current directors, officers, and employees of Frontier against expenses incurred in any action brought against those persons as a result of their role with Frontier, to the fullest extent permitted by law. Similarly, Frontier may, in some circumstances, advance to a person potentially eligible for indemnification the expenses incurred in defending such an action. Under the CBCA, Frontier must reimburse the reasonable expenses of a director who was wholly successful in defending an action brought against him or her as a result of his or her role with Frontier. The CBCA generally requires a person seeking indemnification to have acted in good faith and in a manner he or she reasonably believed to have been in the best interests of Frontier.
Frontier Holdings's certificate of incorporation provides for mandatory indemnification of former or current officers and directors of Frontier Holdings with respect to expenses incurred in any action brought against those persons as a result of their role with Frontier Holdings if certain conditions are satisfied. Subject to certain conditions, Frontier Holdings's certificate of incorporation also provides for mandatory advancement of expenses incurred by those persons in defending such an action. Under the DGCL, a person seeking indemnification is generally required to have acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

Amendment to the Articles (Certificate) of Incorporation
Pursuant to the CBCA, amendments to Frontier's restated articles of incorporation, as amended, must be submitted to a shareholder vote if proposed either by the Board of Directors or by the holders of shares representing at least 10% of all of the votes entitled to be cast on the amendment. The Board of Directors need not recommend the amendment to the shareholders if the amendment is proposed by the shareholders or if the Board of Directors determines that because of a conflict of interest or other special circumstances it should make no recommendation with respect to the amendment. Among other consequences, this aspect of the CBCA may limit the effectiveness of any anti-takeover provisions contained in a corporation's articles of incorporation. Frontier's restated articles of incorporation, as amended, do not impose any supermajority voting requirements upon proposed amendments to the articles.
Under the DGCL, a proposed amendment to a corporation's certificate of incorporation may not be submitted to a vote of stockholders without the approval of the board of directors. To the extent Frontier Holdings's certificate of incorporation includes provisions that would make a hostile takeover of Frontier Holdings more difficult, this aspect of the DGCL would prevent those provisions from being amended or removed without the consent of the board of directors of Frontier Holdings, and may therefore have anti-takeover effects.
Amendment to the Bylaws
Under Frontier's amended and restated bylaws, the board of directors may amend or repeal the bylaws unless, as to any particular bylaw adopted, amended or repealed by the shareholders, the shareholders have previously provided expressly that the board of directors may not amend or repeal such bylaw. Frontier's shareholders may amend or repeal the bylaws even though the bylaws may also be amended or repealed by the board of directors.
The bylaws of Frontier Holdings provide that the board of directors of Frontier Holdings may amend or repeal the bylaws of Frontier Holdings at any meeting by a majority of the directors present at a meeting at which a quorum is present. Frontier Holdings's stockholders may amend or repeal the bylaws even though the bylaws may also be amended or repealed by the board of directors.

Business Combination Statute	The CBCA does not contain any business combination provisions.
Section 203 of the DGCL provides for a three-year moratorium on certain business combination transactions with "interested stockholders" (generally, persons who beneficially own 15% or more of the corporation's outstanding voting stock). Frontier Holdings has opted out of Section 203 of the DGCL in Frontier Holdings's certificate of incorporation.
Dissenters' (Appraisal) Rights
Under the CBCA, shareholders are entitled to exercise dissenters' rights in the event of certain mergers, share exchanges, sales, leases, exchanges or other dispositions of all or substantially all of the property of the corporation. Shareholders also may dissent in the case of a reverse stock split that reduces the number of shares owned to a fraction of a share or to scrip if such scrip is to be acquired for cash or voided. Dissenters' rights in Colorado are available to beneficial owners as well as record holders. Dissenters' rights are not available as a result of the reorganization proposal.
The DGCL provides appraisal rights only in the case of a stockholder objecting to certain mergers or consolidations. Thus, under the DGCL, stockholders have no appraisal rights in a sale, lease or exchange of all or substantially all of a corporation's assets. Appraisal rights in Delaware are available to record holders only.

Examination of Books and Records
Under the CBCA and Frontier's amended and restated bylaws, any record or beneficial shareholder of Frontier may, upon five days' written demand, inspect certain records, including shareholder actions, minutes of shareholder meetings, communications with shareholders and recent financial statements. In addition, upon five days' written demand, any such shareholder may inspect the list of shareholders and certain other corporate records, including minutes of the meetings of board of directors of Frontier, if the shareholder either (i) has been a shareholder for at least three months or (ii) is a shareholder of at least 5% of all outstanding shares of any class of shares when the demand is made, provided that the demand is made in good faith for a proper purpose reasonably related to such person's interests as a shareholder.
Under the DGCL, the inspection rights of the stockholders of Frontier Holdings are the same as under Colorado law, except: (i) there is no requirement that a stockholder has been a stockholder for at least three months or is a stockholder of at least 5% of all outstanding shares of any class of shares when the demand is made, and (ii) if Frontier Holdings refuses to permit inspection or does not reply to the demand within five business days after the demand has been made, the stockholder may apply to the Court of Chancery for an order to compel such inspection.
Dissolution
Under the CBCA, the board of directors of Frontier may submit a proposal of voluntary dissolution of Frontier to the shareholders of Frontier entitled to vote thereon. The board of directors of Frontier must recommend such dissolution to the shareholders as part of the dissolution proposal, unless the board of directors of Frontier determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders.
Frontier Holdings will be subject to the same voting requirement with respect to a dissolution of Frontier Holdings as is Frontier but only if the board of directors of Frontier Holdings initially approves the dissolution of Frontier Holdings. If the board of directors does not approve such dissolution, the stockholder vote required for approving a dissolution of Frontier Holdings is a unanimous written consent of all stockholders entitled to vote thereon.

Shareholder Derivative Actions
Under the CBCA, if a court finds that a derivative action was brought without reasonable cause, the court may require the plaintiff to pay the defendants' reasonable expenses attributable to the defense of such action, exclusive of attorney's fees. In addition, Frontier may, at any time before final judgment, require the plaintiff to give a security for the costs and reasonable expenses which may be incurred by Frontier or other parties named as defendants in the defense of such action, but not including attorney's fees, if the shareholder instituting the action holds less than 5% of the outstanding shares of any class of Frontier, unless the shares so held have a market value in excess of $25,000. If the court then finds that the action was instituted without cause, the corporation may have recourse to such security in the amount determined by the court.
The DGCL's requirements for bringing derivative actions are substantially similar to those contained in the CBCA, except that the DGCL does not impose (i) the reasonable cause requirement and (ii) the security requirement imposed by the CBCA.
Franchise Tax	There is no franchise tax in Colorado.	The DGCL requires corporations to pay franchise tax annually (the current maximum is $165,000 a year and we expect that Frontier Holdings will pay the maximum franchise tax each year).

LEGAL OPINIONS

        Faegre & Benson LLP, Denver, Colorado, will pass upon the validity of the shares of Frontier Holdings common stock offered by this proxy statement/prospectus.

EXPERTS

        The financial statements of Frontier Airlines, Inc. as of March 31, 2005 and 2004, and for each of the years in the three-year period ended March 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

        Frontier Holdings filed a registration statement on Form S-4 to register with the SEC the shares of Frontier Holdings common stock offered by this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Frontier Holdings in addition to being a proxy statement of Frontier for the special meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or in exhibits to the registration statement.

Other SEC Filings

        Frontier files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of the information on file with the SEC at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Frontier's SEC filings are also available on the SEC's web site located at http://www.sec.gov/, and certain filings are available on Frontier's web site at http://www.frontierairlines.com/.

Documents Incorporated by Reference

        The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately by Frontier with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in any document subsequently filed with the SEC which is also incorporated by reference. This proxy statement/prospectus incorporates by reference the documents set forth below, including the exhibits that these documents specifically incorporate by reference, that Frontier has previously filed with the SEC. These documents contain important information about Frontier and its financial performance.

  •
  Annual Report on Form 10-K for the year ended March 31, 2005 (as filed on June 14, 2005);

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  Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2005 (as filed on August 1, 2005), September 30, 2005 (as filed on October 31, 2005) and December 31, 2005 (as filed on January 30, 2006);

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  Current Reports on Form 8-K filed on June 2, 2005, June 13, 2005, June 16, 2005, November 29, 2005, December 1, 2005, December 7, 2005 and December 14, 2005; and

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  All reports and definitive proxy or information statements filed by Frontier or Frontier Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meeting.

Documents Available Without Charge from Us

        You can obtain any document incorporated by reference, excluding all exhibits that have not been specifically incorporated by reference, from us or the SEC. Documents incorporated by reference are available from us without charge.

        Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

      Frontier Airlines, Inc.
      7001 Tower Road
      Attn: Corporate secretary
      Denver, Colorado 80249
      Telephone: (720) 374-4200

        If you would like to request documents from us, please do so by March 17, 2006 to receive them before the special meeting. We will send requested documents by first-class mail within one business day after receiving the request.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the reorganization proposal. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus or in the incorporated documents.

        This proxy statement/prospectus is dated            , 2006. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of the Frontier Holdings common stock in the reorganization shall imply information is accurate as of any other date.

ANNEX I

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 31, 2006, by and among Frontier Airlines, Inc., a Colorado corporation ("Frontier"), Frontier Airlines Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Frontier ("Frontier Holdings"), and FA Sub, Inc., a Colorado corporation and a wholly owned subsidiary of Frontier Holdings ("Merger Sub").

WITNESSETH:

        WHEREAS, the respective Boards of Directors of Frontier Holdings, Frontier and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement including, without limitation, the reorganization of Frontier into a Delaware holding company structure, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its shareholders;

        WHEREAS, at the Effective Time, pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, inter alia, (i) Merger Sub, in accordance with the Colorado Business Corporation Act (as amended from time to time, the "CBCA"), will merge with and into Frontier, with Frontier as the surviving corporation (the "Merger"), (ii) each share of Frontier Common Stock will be converted into the right to receive one share of Frontier Holdings Common Stock, and (iii) each share of Frontier Holdings Common Stock held by Frontier (being the 1,000 shares issued upon the formation of Frontier Holdings) will be canceled;

        WHEREAS, Frontier Holdings, in its capacity as the sole shareholder of Merger Sub has adopted and approved this Agreement;

        WHEREAS, the consummation of the Merger requires, among other things, the approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Frontier Common Stock (the "Frontier Shareholder Approval"); and

        WHEREAS, it is the intention of the parties hereto that the Reorganization shall be a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder.

        NOW, THEREFORE, in furtherance of the foregoing, the parties agree as follows:

ARTICLE I
MERGER

        Section 1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CBCA, Merger Sub shall be merged with and into Frontier at the Effective Time (as defined below) of the Merger. Following the Effective Time of the Merger, the separate corporate existence of Merger Sub shall cease, and Frontier shall continue as the surviving corporation (the "Surviving Corporation"), becoming a wholly owned subsidiary, directly and indirectly, of Frontier Holdings. The effects and the consequences of the Merger shall be as set forth in this Agreement and the CBCA.

        Section 1.2 Effective Time.

          (a)   Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 3.1, the parties shall duly prepare, execute and file a statement of merger (the "Articles of Merger") complying with Section 7-111-104.5 of the CBCA with the Secretary of State of the State of Colorado. The Merger

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  shall become effective upon the filing of the Articles of Merger (or at such later time reflected in such Articles of Merger as shall be agreed to by Frontier Holdings and Frontier). The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

          (b)   The Merger shall have the effects set forth in the CBCA, including without limitation, Section 7-111-106 of the CBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of Frontier and Merger Sub shall vest in the Surviving Corporation, and (ii) all debts, liabilities, obligations and duties of Frontier and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

        Section 1.3 Organizational Documents.

          (a)   The Certificate of Incorporation of Frontier Holdings in the form set forth in Exhibit A hereto, and the Bylaws of Frontier Holdings in the form set forth in Exhibit B hereto, shall be the Certificate of Incorporation and Bylaws, respectively, of Frontier Holdings until thereafter changed or amended either (A) as provided therein or by the Delaware General Corporation Law (as amended from time to time, the "DGCL"), in the case of such Certificate of Incorporation, or (B) as provided therein, by the Certificate of Incorporation or by the DGCL, in the case of such Bylaws.

          (b)   The Articles of Incorporation and the Bylaws of Merger Sub in effect at the Effective Time shall become the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein or by the CBCA; provided, however, that Article I of such Articles of Incorporation shall provide that the name of the Surviving Corporation shall be "Frontier Airlines, Inc."

        Section 1.4 Directors. The directors of Frontier immediately prior to the Effective Time shall be the directors of each of Frontier Holdings and the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Certificate of Incorporation and Bylaws of Frontier Holdings, or as otherwise provided by the DGCL (in the case of the directors of Frontier Holdings), and in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by the CBCA (in the case of the directors of the Surviving Corporation).

        Section 1.5 Officers. The officers of Frontier immediately prior to the Effective Time shall be the officers of each of Frontier Holdings and the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Certificate of Incorporation and Bylaws of Frontier Holdings, or as otherwise provided by the DGCL (in the case of the officers of Frontier Holdings), and in the articles of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by the CBCA (in the case of the officers of the Surviving Corporation).

ARTICLE II
CONVERSION OF SECURITIES; ISSUANCE OF NEW SECURITIES; STOCK CERTIFICATES

        Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Frontier Common Stock:

          (a)   each share of Frontier Common Stock, no par value per share, of Frontier, ("Frontier Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of Frontier Common Stock held by Frontier Holdings, which shares shall continue to be outstanding,) shall be converted into the right to receive one validly issued, fully paid and

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  nonassessable share of Common Stock, par value $0.001 per share, of Frontier Holdings ("Frontier Holdings Common Stock");

          (b)   each share of capital stock of Frontier Holdings, including, without limitation, Frontier Holdings Common Stock, that is issued, outstanding and held by Frontier immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

          (c)   each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall convert into a number of validly issued, fully paid and nonassessable shares of common stock, no par value per share, of the Surviving Corporation equal to the number obtained by dividing (i) the number of shares of Frontier Common Stock issued and outstanding immediately prior to the Effective Time by (ii) 100,000.

        Section 2.2 Stock Certificates. From and after the Effective Time, subject to Section 2.1, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Frontier Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Frontier Holdings Common Stock into which the shares of Frontier Common Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of Frontier Holdings or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Frontier Holdings or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Frontier Holdings Common Stock evidenced by such outstanding certificates which prior to the Merger represented shares of Frontier Common Stock.

        Section 2.3 Stock Options; Employee Plans.

          (a)   Each option to purchase Frontier Common Stock (each a "Frontier Option") issued under Frontier's 1994 Stock Option Plan, as amended, or Frontier's 2004 Equity Incentive Plan (collectively, the "Frontier Option Plans"), or granted by Frontier outside of the Frontier Option Plans, that is outstanding and unexercised immediately prior to the Effective Time shall, as of such time, be assumed by Frontier Holdings in such a manner that it is converted into an option to acquire, on substantially similar terms and conditions as were applicable under the respective Frontier Option Plans and the underlying option agreements (as modified by this Section 2.4), that number of shares of Frontier Holdings Common Stock equal to the number of shares of Frontier Common Stock subject to such Frontier Option at an exercise price per share equal to the exercise price per share for such Frontier Option immediately prior to the Effective Time. As soon as reasonably practicable, Frontier Holdings shall file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") on Form S-8 with respect to the shares of Frontier Holdings Common Stock subject to such assumed options or otherwise available under the Frontier Option Plans.

          (b)   From and after the Effective Time, each participant eligible to receive a share of Frontier Common Stock under Frontier's Employee Stock Ownership Plan, as amended (the "ESOP") from the Trust Fund (as defined in such ESOP), shall be eligible to receive one share of Frontier Holdings Common Stock, and otherwise on the same terms and conditions as were applicable, under the ESOP.

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ARTICLE III
CONDITIONS TO MERGER

        Section 3.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of each of the following conditions:

          (a)   The Frontier Shareholder Approval shall have been obtained at a special meeting of the shareholders of Frontier (the "Special Meeting").

          (b)   The registration statement on Form S-4 filed with the Securities and Exchange Commission by Frontier Holdings in connection with the issuance of shares of Frontier Holdings Common Stock in the Merger shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceedings seeking a stop order.

          (c)   Frontier shall have received a written opinion from Faegre & Benson LLP to the effect that (i) holders of Frontier Common Stock will not recognize any gain or loss on the exchange of such Frontier Common Stock for Frontier Holdings Common Stock and (ii) the Merger will constitute a tax-free transaction under Section 351 of Code.

          (d)   No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and has a material adverse effect on Frontier or enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no judicial or administrative proceeding that seeks any such result shall continue to be pending.

          (e)   All required approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties shall have been obtained or made, as applicable.

          (f)    The shares of Frontier Holdings Common Stock issuable in the Merger pursuant to Article II and such other shares to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market.

ARTICLE IV
TERMINATION AND AMENDMENT

        Section 4.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Frontier Shareholder Approval, by the affirmative vote of two-thirds of the boards of directors of each of Frontier Holdings and Frontier. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of Frontier, Merger Sub or Frontier Holdings by reason of this Agreement.

        Section 4.2 Amendment. This Agreement may be amended, modified or supplemented at any time before or after the Frontier Shareholder Approval; provided, however, that after any such approval and prior to the Effective Time, there shall be made no amendment that (a) alters or changes the amount or kind of shares to be received by shareholders in the Merger; (b) alters or changes any term of the Certificate of Incorporation or Bylaws of Frontier Holdings or the certificate of incorporation or bylaws of the Surviving Corporation, except for alterations or changes that could otherwise be adopted by the directors of Frontier Holdings or the Surviving Corporation, as applicable; or (c) alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the holders of shares of Frontier Common Stock. This Agreement may not be amended except after approval by a majority of the board of directors of Frontier and evidenced by an instrument in writing signed on behalf of each of the parties.

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ARTICLE V
GENERAL PROVISIONS

        Section 5.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction, except to the extent that provisions of the CBCA are mandatorily applicable.

        Section 5.2 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with all exhibits, schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 5.3 Further Assurances. From time to time, and when required by the Surviving Corporation or by its successors and assigns, Frontier shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and Frontier shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Frontier and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized fully in the name and on behalf of Frontier or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

        Section 5.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall together be considered one and the same agreement.

        Section 5.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

        Section 5.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature Page Follows]

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        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

FRONTIER AIRLINES, INC., a Colorado corporation
By:	/s/ DAVID SISLOWSKI Name: David Sislowski Title: Vice President—Administration, General Counsel and Secretary
FRONTIER AIRLINES HOLDINGS, INC., a Delaware corporation
By:	/s/ DAVID SISLOWSKI Name: David Sislowski Title: Vice President—Administration, General Counsel and Secretary
FA SUB, INC., a Colorado corporation
By:	/s/ DAVID SISLOWSKI Name: David Sislowski Title: President and Secretary

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ANNEX II

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FRONTIER AIRLINES HOLDINGS, INC.

        Frontier Airlines Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

        FIRST:    The name of the Corporation is Frontier Airlines Holdings, Inc.

        SECOND:    The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 13, 2006.

        THIRD:    This Amended and Restated Certificate of Incorporation ("Amended and Restated Certificate") was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly adopted by the Board of Directors and a majority of the stockholders of the Corporation.

        FOURTH:    Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate restates and integrates and amends the provisions of the Certificate of Incorporation of this Corporation.

        FIFTH:    The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I
NAME

        The name of the corporation is Frontier Airlines Holdings, Inc.

ARTICLE II
REGISTERED OFFICE

        The registered office of the Corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the name and address of the Registered Agent in charge thereof shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

ARTICLE III
PURPOSE

        The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV
STOCK

        Section 1. Authorization. The Corporation shall be authorized to issue 101,000,000 shares of capital stock, of which 100,000,000 shares shall be shares of Common Stock, par value $0.001 per share ("Common Stock"), and 1,000,000 shares shall be shares of Preferred Stock, par value $.001 per share ("Preferred Stock").

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        Section 2. Preferred Stock Rights. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is hereby authorized by resolution or resolutions to fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

        Section 3. Common Stock Rights. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote on each matter properly submitted to the stockholders of the Corporation for their vote, and the holders of the Common Stock shall vote together as a single class.

        Section 4. Restriction on Ownership by Non-Citizens. At no time shall more than 25% of the voting interest of the Corporation be owned or controlled by persons who are not "citizens of the United States" as such term is defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its successor, or as the same may be from time to time amended ("Non-Citizens"). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any shares of capital stock of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a U.S. air carrier. The Bylaws shall contain provisions to implement this Article IV, Section 4, including, without limitation, provisions restricting or prohibiting transfer of shares of voting stock to Non-Citizens and provisions restricting or removing voting rights as to shares of voting stock owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder for purposes of this Article IV, Section 4.

ARTICLE V
BOARD OF DIRECTORS

        Section 1. Number of Directors. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the number of directors of the Corporation shall be fixed at not less than three and not more than 13, and may be increased or decreased from time to time, exclusively by resolution of the Board of Directors.

        Section 2. Written Ballot. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

        Section 3. Removal. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, any director or the entire Board of Directors may be removed from office with or without cause by the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote at an election of directors.

        Section 4. Vacancies. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock or unless the Board of Directors determines by resolution that any vacancy or newly created directorship shall be filled by the stockholders, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the

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affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until such director's successor shall be elected and qualified and until the next election of the class for which such director shall have been chosen. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VI
AMENDING THE BYLAWS

        In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws.

ARTICLE VII
AMENDING THE CERTIFICATE OF INCORPORATION

        Subject to the provisions of Article X hereof, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII
DIRECTOR LIABILITY; INDEMNIFICATION AND INSURANCE

        Section 1. Elimination of Certain Liability of Directors. The personal liability of the directors of the Corporation shall be eliminated to the fullest extent permitted by law. No amendment, modification or repeal of this Article, adoption of any provision in this Certificate of Incorporation, or change in the law or interpretation of the law shall adversely affect any right or protection of a director or officer of the Corporation under this Article VIII with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal, adoption or change.

        Section 2. Indemnification and Insurance. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. Any amendment, repeal or modification of the foregoing provisions of this Section shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

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ARTICLE IX
STOCKHOLDER MEETINGS

        Section 1. Written Action. Any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

        Section 2. Special Meetings. Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (a) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or (b) the Chairman of the Board of Directors, and any power of stockholders to call a special meeting is specifically denied.

        Section 3. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE X
SEC. 203 NOT APPLICABLE

        The Corporation expressly elects not to be governed by Section 203 of the DGCL.

* * * *

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ANNEX III

BYLAWS

OF

FRONTIER AIRLINES HOLDINGS, INC.

Incorporated under the Laws of the State of Delaware

As of                        , 2006

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ARTICLE I
OFFICES

        SECTION 1.1 Principal Delaware Office. The registered office of the Corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

        SECTION 1.2 Other Offices. The Corporation may also have offices in such other places, either within or without the State of Delaware, as the Board of Directors from time to time may designate or the business of the Corporation may from time to time require.

ARTICLE II
STOCKHOLDERS

        SECTION 2.1 Meetings of Stockholders.

        (a)   Annual Meetings. The annual meeting of the stockholders of the Corporation shall be held on such date and at such time as may be fixed by resolution of the Board of Directors. At the annual meeting stockholders shall elect directors and transact such other business as properly may be brought before the meeting.

        (b)   Special Meetings. Special meetings of the stockholders may be called only by the Chairman of the Board or the Board of Directors.

        (c)   Place of Meetings. Meetings of the stockholders shall be held at such place, either within or without the State of Delaware, as the Board of Directors shall determine. The Board of Directors may, at its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the "DGCL").

        (d)   Notice of Meeting. Written notice, stating the place, day and hour of the meeting shall be delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting has been called. Without limiting the manner by which notice may otherwise be given, notice may be given by a form of electronic transmission that satisfies the requirements of the DGCL and has been consented to by the stockholder to whom notice is given. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his or her address as it appears in the Corporation's records. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Article VIII of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed, and any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting (or any supplement thereto).

        (e)   Chairman of Stockholders' Meeting. Unless otherwise determined by the Board of Directors, the Chairman of the Board, or in the Chairman's absence, a Vice Chairman, or in the absence of any Vice Chairman, the Chief Executive Officer, or in the absence of the Chief Executive Officer, a Vice President chosen by a majority of the directors present, or in the absence of a Vice President, a chairman chosen by a majority of the directors present, shall act as chairman of the meetings of the stockholders.

        SECTION 2.2 Quorum of Stockholders; Adjournment; Required Vote.

        (a)   Quorum of Stockholders; Adjournment. Except as otherwise provided by law, by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") or by these Bylaws, the

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holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), present in person or represented by proxy, shall constitute a quorum at a meeting of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The chairman of the meeting or a majority of the shares so represented may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given, except that notice of the adjourned meeting shall be required if the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

        (b)   Required Vote. The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders, except as otherwise provided by express provision of law, the Certificate of Incorporation or these Bylaws requiring a larger or different vote, in which case such express provision shall govern and control the decision of such matter.

        SECTION 2.3 Voting by Stockholders; Procedures for Election of Directors.

        (a)   Voting by Stockholders. Each stockholder of record entitled to vote at any meeting may do so in person or by proxy appointed by instrument in writing or in such other manner prescribed by the DGCL, subscribed by such stockholder or his or her duly authorized attorney in fact.

        (b)   Procedure for Election of Directors. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a majority of the votes cast thereat shall elect directors.

        SECTION 2.4 Notice of Stockholder Business and Nominations.

        (a)   Annual Meetings of Stockholders.

          (1)   Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation's notice of meeting, (B) by or at the direction of the Board of Directors, or (C) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw.

          (2)   For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above.

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  Such stockholder's notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

          (3)   Notwithstanding anything in the second sentence of paragraph (a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

        (b)   Special Meetings of Stockholders. The business to be transacted at any special meeting shall be limited to the purposes stated in the notice of such meetings. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Bylaw, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (a)(2) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

        (c)   General.

          (1)   Only such persons who are nominated by the Board of Directors or in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the

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  meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

          (2)   For purposes of this Bylaw, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

          (3)   Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

        SECTION 2.5 Inspectors of Elections; Opening and Closing the Polls. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

        The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

        SECTION 2.6 No Stockholder Action by Written Consent. Any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting of stockholders.

ARTICLE III
BOARD OF DIRECTORS

        SECTION 3.1 General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

        SECTION 3.2 Number, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances and to any limitations set forth in the Certificate of Incorporation, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution approved by the affirmative vote of a majority of the Board of Directors. The directors, other than those who may be elected by the holders of any outstanding series of Preferred Stock as set forth in the Certificate of Incorporation, shall be elected at each annual meeting of the stockholders for a one year term, until their successors are elected and qualified.

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        SECTION 3.3 Regular Meetings. A regular meeting of the Board of Directors may be held without other notice than this Bylaw immediately after, and at the same place as, the Annual Meeting of Stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

        SECTION 3.4 Special Meetings. Special meetings of the Board of Directors may be called at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings. Notice of any special meeting shall be given to each director and shall state the time and place for the special meeting.

        SECTION 3.5 Notice. If notice of a Board of Directors' meeting is required to be given, notice shall be given to each director at his or her business or residence in writing by hand delivery, first-class or overnight mail or courier service, electronic transmission (including, without limitation, via facsimile transmission or electronic mail), or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, no later than the third business day preceding the date of such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least twenty-four (24) hours before such meeting. If by electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least twelve (12) hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Article IX of these Bylaws. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Article VIII of these Bylaws.

        SECTION 3.6 Quorum. Subject to Section 3.10 of these Bylaws, a whole number of directors equal to at least a majority of the Board of Directors shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

        SECTION 3.7 Use of Communications Equipment. Directors may participate in a meeting of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

        SECTION 3.8 Action by Consent of Board of Directors. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

        SECTION 3.9 Removal. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of Voting Stock, voting together as a single class.

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        SECTION 3.10 Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

        SECTION 3.11 Committees. The Board of Directors may, by resolution adopted by a majority of the Board of Directors, designate one or more committees, each of which shall consist of one or more directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

        Any committee shall, to the extent provided in a resolution of the Board of Directors and subject to the limitations contained in the DGCL, have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep such records and report to the Board of Directors in such manner as the Board of Directors may from time to time determine. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business. Unless otherwise provided in a resolution of the Board of Directors or in rules adopted by the committee, each committee shall conduct its business as nearly as possible in the same manner as provided in these Bylaws for the Board of Directors.

        The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. The term of office of the members of each committee shall be as fixed from time to time by the Board of Directors; provided, however, that any committee member who ceases to be a member of the Board of Directors shall automatically cease to be a committee member.

        Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.

ARTICLE IV
BOOKS AND RECORDS

        The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board of Directors and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation. Unless otherwise required by the laws of Delaware, the books and records of the Corporation may be kept at the principal office of the Corporation, or at any other place or places inside or outside the State of Delaware, as the Board of Directors from time to time may designate.

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ARTICLE V
OFFICERS

        SECTION 5.1 Officers; Election or Appointment. The officers of the corporation shall be chosen by the Board of Directors and shall be at least a Chief Executive Officer, Chief Financial Officer and a Secretary. The Board of Directors may elect from among its members a Chairman of the Board. The Board of Directors may also choose a president, chief operating officer, treasurer and controller or one or more vice-presidents, assistant secretaries, assistant controllers and assistant treasurers. The Board of Directors may give any officer such further designations or alternate titles as it considers desirable. In addition, the Board of Directors at any time and from time to time may authorize the Chairman of the Board or the Chief Executive Officer of the Corporation to appoint one or more officers of the kind described in this Section 5.1. Any number of offices may be held by the same person and directors may hold any office unless the Certificate of Incorporation or these Bylaws otherwise provide.

        SECTION 5.2 Term of Office; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of the Board of Directors electing or authorizing the appointment of any officer, each officer shall hold office until his or her successor is elected or appointed and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board of Directors or to such person or persons as the Board of Directors may designate. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board of Directors may remove any officer with or without cause at any time. The Chairman of the Board or the Chief Executive Officer authorized by the Board of Directors to appoint a person to hold an office of the Corporation may also remove such person from such office with or without cause at any time, unless otherwise provided in the resolution of the Board providing such authorization. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election or appointment of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors at any regular or special meeting or by the Chairman of the Board or the Chief Executive Officer authorized by the Board of Directors to appoint a person to hold such office.

        SECTION 5.3 Powers and Duties. The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these Bylaws or in a resolution of the Board of Directors which is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors. A secretary or such other officer or other person appointed to do so by the Board of Directors shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose.

ARTICLE VI
STOCK CERTIFICATES

        SECTION 6.1 Stock Certificates. The Board of Directors may authorize the issuance of stock either in certificated or in uncertificated form. If shares are issued in uncertificated form, each stockholder shall be entitled upon written request to a stock certificate or certificates duly numbered, certifying the number and class of shares in the Corporation owned by him and otherwise as specified in this Section 6.1. Each certificate for shares of stock shall be in such form as may be prescribed by the Board of Directors and shall be signed in the name of the Corporation by (a) the Chairman of the Board, the Chief Executive Officer or a Vice President, and (b) by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if

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he or she were such officer, transfer agent or registrar at the date of issue. Each certificate will include any legends required by law or deemed necessary or advisable by the Board.

        SECTION 6.2 Lost Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer of the Corporation may in its or his or her discretion require.

        SECTION 6.3 Transfers of Stock. The shares of the stock of the Corporation shall be transferable on the books of the Corporation by the holder thereof in a person or by his or her attorney upon surrender for cancellation of a certificate or certificates for at least the same number of shares, or other evidence of ownership if no certificates shall have been issued, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the validity and authenticity of the signature as the Corporation or its agents may reasonably require.

ARTICLE VII
DEPOSITARIES AND CHECKS

        Depositaries of the funds of the Corporation shall be designated by the Board of Directors; and all checks on such funds shall be signed by such officers or other employees of the Corporation as the Board of Directors from time to time may designate.

ARTICLE VIII
WAIVER OF NOTICE

        Any notice of a meeting required to be given by law, by the Certificate of Incorporation, or by these Bylaws may be waived by the person entitled thereto, either before or after the time of such meeting stated in such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.

ARTICLE IX
AMENDMENT

        These Bylaws may be altered, amended, or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting; provided, however, that, in the case of any alteration, amendment or repeal by the Board of Directors, the affirmative vote of a majority of the Board of Directors shall be required to alter, amend or repeal any provision of these Bylaws; and provided further, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, in the case of any alteration, amendment or repeal by the stockholders of any of the provisions of these Bylaws, the affirmative vote of the holders of not less than 66 2/3% of the voting power of all of the then-outstanding shares of Voting Stock, considered for purposes of this Article IX as a single class, shall be required to alter, amend or repeal any such provision.

ARTICLE X
INDEMNIFICATION AND INSURANCE

        SECTION 10.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, claim or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of

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another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 10.4 of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

        SECTION 10.2 Advancement of Expenses. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after receipt by the Corporation of a written statement or statements from the claimant requesting such advance or advances; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article X or otherwise.

        SECTION 10.3 Obtaining Indemnification. To obtain indemnification under this Article X, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 10.3, a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a Change in Control (as defined below), in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within thirty (30) days after such determination. If a claimant is successful, in whole or in part, in any suit brought against the

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Corporation to recover the unpaid amount of any written claim to indemnification, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

        SECTION 10.4 Right of Claimant to Bring Suit. If a claim under Section 10.1 of this Article X is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to Section 10.3 of this Article X has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        SECTION 10.5 Corporation's Obligation to Indemnify. If a determination shall have been made pursuant to Section 10.3 of this Article X that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 10.4 of this Article X.

        SECTION 10.6 Preclusion from Challenging Article X. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 10.4 of this Article X that the procedures and presumptions of this Article X are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article X.

        For purposes of this Article X:

        (a)   "Change in Control" shall be deemed to occur only if a majority of the members of the Board of Directors shall not be (i) individuals elected as directors of the Corporation for whose election proxies shall have been solicited by the Board of Directors of the Corporation or (ii) individuals elected or appointed by the Board of Directors of the Corporation to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly created directorships.

        (b)   "Disinterested Director" means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

        (c)   "Independent Counsel" means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this Article X.

        SECTION 10.7 Non-exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or otherwise. No repeal or modification of this Article X shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

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        SECTION 10.8 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section 10.9 of this Article X, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

        SECTION 10.9 Other Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent or class of employees or agents of the Corporation (including the heirs, executors, administrators or estate of each such person) to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

        SECTION 10.10 Validity of Article X. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE XI
FOREIGN OWNERSHIP PROVISIONS

        SECTION 11.1 Definitions. For purposes of this Article XI, the following definitions shall apply:

        (a)   "Act" shall mean Subtitle VII of Title 49 of the United States Code, as amended, or as the same may be from time to time amended.

        (b)   "Beneficial Ownership," "Beneficially Owned" or "Owned Beneficially" refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) under the Securities Exchange Act of 1934, as amended.

        (c)   "Foreign Stock Record" shall have the meaning set forth in Section 3.

        (d)   "Non-Citizen" shall mean any person or entity who is not a "citizen of the United States" (as defined in Section 41102 of the Act and administrative interpretations issued by the Department of Transportation, its predecessors and successors, from time to time), including any agent, trustee or representative of a Non-Citizen.

        (e)   "Own or Control" or "Owned or Controlled" shall mean (i) ownership of record, (ii) beneficial ownership or (iii) the power to direct, by agreement, agency or in any other manner, the voting of Stock. Any determination by the Board of Directors as to whether Stock is Owned or Controlled by a Non-Citizen shall be final.

        (f)    "Permitted Percentage" shall mean the lowest applicable percentage, as specified in the Act or in rules and regulations thereunder from time to time, of voting power that may be held by

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Non-Citizens for purposes of determining whether a U.S. air carrier is in compliance with the provisions of the Act pertaining to ownership or control of a U.S. air carrier by Non-Citizens.

        (g)   "Stock" shall mean the outstanding capital stock of the Corporation entitled to vote; provided, however, that for the purpose of determining the voting power of Stock that shall at any time constitute the Permitted Percentage, the voting power of Stock outstanding shall not be adjusted downward solely because shares of Stock may not be entitled to vote by reason of any provision of this Article XI.

        SECTION 11.2 Limitation on Ownership by Non-Citizens. It is the policy of the Corporation that, consistent with the requirements of the Act, Non-Citizens shall not Own and/or Control more than the Permitted Percentage and, if Non-Citizens nonetheless at any time Own and/or Control more than the Permitted Percentage, the voting rights of the Stock in excess of the Permitted Percentage shall be automatically suspended in accordance with Sections 11.3 and 11.4 below.

        SECTION 11.3 Separate Stock Record. The Corporation or any transfer agent designated by it shall maintain a separate stock record (the "Foreign Stock Record") in which shall be registered Stock known to the Corporation to be Owned and/or Controlled by Non-Citizens. It shall be the duty of each stockholder to register his, her or its Stock in the Foreign Stock Record if such stockholder is a Non-Citizen. The Foreign Stock Record shall include (i) the name and nationality of each such Non-Citizen and (iii) the date of registration of such shares in the Foreign Stock Record. In no event shall Stock in excess of the Permitted Percentage be entered on the Foreign Stock Record. In the event that the Corporation shall determine that Stock registered on the Foreign Stock Record exceeds the Permitted Percentage, sufficient Stock shall be removed from the Foreign Stock Record so that the number of shares entered therein does not exceed the Permitted Percentage. Stock shall be removed from the Foreign Stock Record in reverse chronological order based upon the date of registration therein.

        SECTION 11.4 Suspension of Voting Rights. If at any time the number of shares of Stock known to the Corporation to be Owned and/or Controlled by Non-Citizens exceeds the Permitted Percentage, the voting rights of Stock Owned and/or Controlled by Non-Citizens and not registered on the Foreign Stock Record at the time of any vote or action of the stockholders of the Corporation shall, without further action by the Corporation, be suspended. Such suspension of voting rights shall automatically terminate upon the earlier of the (i) transfer of such shares to a person or entity who is not a Non-Citizen, or (ii) registration of such shares on the Foreign Stock Record, subject to the last two sentences of Section 11.3.

        SECTION 11.5 Certification of Ownership. (a) The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders in connection with the annual meeting or any special meeting of the stockholders of the Corporation, or otherwise) require a person that is a holder of record of Stock or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Stock to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot of such person) that, to the knowledge of such person:

          (i)    all Stock as to which such person has record ownership or Beneficial Ownership is Owned and Controlled only by citizens of the United States; or

          (ii)   the number and class or series of Stock owned of record or Beneficially Owned by such person that is Owned and/or Controlled by Non-Citizens is as set forth in such certificate.

        (b)   With respect to any Stock identified in response to clause (a)(ii) above, the Corporation may require such person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article XI.

A-III-13

        (c)   For purposes of applying the provisions of this Article XI with respect to any Stock, in the event of the failure of any person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section 11.5, the Corporation shall presume that the Stock in question is Owned and/or Controlled by Non-Citizens.

ARTICLE XII
MISCELLANEOUS PROVISIONS

        SECTION 12.1 Fiscal Year. The fiscal year of the Corporation shall begin on the first (1st) day of April and end on the thirty-first (31st) day of March of each year.

        SECTION 12.2 Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

A-III-14

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section 145 of Title 8 of the General Corporation Law of the State of Delaware ("GCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed by the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 of the GCL further provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

        The registrant's by-laws contain specific authority for indemnification by the registrant of current and former directors, officers, employees or agents of the registrant on terms that have been derived from Section 145 of Title 8 of the GCL.

Item 21. Exhibits

        The following exhibits are filed as part of this Registration Statement (unless as otherwise indicated):

Exhibit Number	Document Description
2	Agreement and Plan of Merger by and among Frontier Airlines, Inc., Frontier Airlines Holdings, Inc., and FA Sub, Inc., dated January 31, 2006 (included as Annex I to proxy statement/prospectus included in the Registration Statement).
3.1	Amended and Restated Certificate of Incorporation of Frontier Airlines Holdings, Inc., as amended (included as Annex II to proxy statement/prospectus included in the Registration Statement).
3.2	Bylaws of Frontier Airlines Holdings, Inc. (included as Annex III to proxy statement/prospectus included in the Registration Statement).
4.1
Indenture dated December 7, 2005, by and between Frontier Airlines, Inc. and U.S. Bank National Association, as Trustee (Exhibit 4.1 to Amendment No. 1 to Frontier's Registration Statement on Form S-3, File No. 333-128407, filed on November 23, 2005).
4.2
First Supplemental Indenture dated December 7, 2005, by and between Frontier Airlines, Inc. and U.S. Bank National Association, as Trustee (Exhibit 4.2 to Frontier's Current Report on Form 8-K, File No. 001-12805, filed on December 7, 2005).
5	Opinion of Faegre & Benson LLP.
8	Form of Opinion of Faegre & Benson LLP as to tax matters.
23.1	Consent of Faegre & Benson LLP (included as part of Exhibit 5).
23.2	Consent of KPMG LLP.
24	Powers of Attorney (included on the signature page of the Registration Statement).
99.1	Form of proxy for special meeting of shareholders of Frontier Airlines, Inc. (to be filed by amendment).

Item 22. Undertakings

        The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)
that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the Registration Statement shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness, provided, however, that no statement made in the Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use;

(5)
that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)
to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or to cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8)
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(9)
that every prospectus: (i) that is filed pursuant to paragraph (8) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(10)
insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and the State of Colorado, on the 26th day of January, 2006.

FRONTIER AIRLINES, INC.
By	/s/ JEFF S. POTTER Jeff S. Potter, President, Chief Executive Officer and Director

        Each person whose signature appears below constitutes and appoints Jeff S. Potter and Paul H. Tate, and each or either of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to the registration statement on Form S-4, and to sign any and all additional registration statements relating to the same offering of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement and any amendment thereto has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Date: January 26, 2006	/s/ SAMUEL D. ADDOMS Samuel D. Addoms, Chairman of the Board and Director
Date: January 26, 2006	/s/ JEFF S. POTTER Jeff S. Potter, Chief Executive Officer and Director (Principal Executive Officer)
Date: January 26, 2006	/s/ PAUL H. TATE Paul H. Tate, Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Date: January 26, 2006	/s/ ELISSA A. POTUCEK Elissa A. Potucek, Vice President, Controller and Treasurer (Principal Accounting Officer)

Date: January 26, 2006	/s/ PATRICIA A. ENGELS Patricia A. Engels, Director
Date: January 26, 2006	/s/ PAUL S. DEMPSEY Paul S. Dempsey, Director
Date: January 26, 2006	/s/ B. LARAE ORULLIAN B. LaRae Orullian, Director
Date: January 26, 2006	/s/ WILLIAM B. MCNAMARA William B. McNamara, Director
Date: January 26, 2006	/s/ D. DALE BROWNING D. Dale Browning, Director
Date: January 26, 2006	/s/ JAMES B. UPCHURCH James B. Upchurch, Director

Exhibit Index

        The following exhibits are filed as part of this Registration Statement (unless as otherwise indicated):

Exhibit Number	Document Description
2	Agreement and Plan of Merger by and among Frontier Airlines, Inc., Frontier Airlines Holdings, Inc., and FA Sub, Inc., dated January 31, 2006 (included as Annex I to proxy statement/prospectus included in the Registration Statement).
3.1	Amended and Restated Certificate of Incorporation of Frontier Airlines Holdings, Inc., as amended (included as Annex II to proxy statement/prospectus included in the Registration Statement).
3.2	Bylaws of Frontier Airlines Holdings, Inc. (included as Annex III to proxy statement/prospectus included in the Registration Statement).
4.1
Indenture dated December 7, 2005, by and between Frontier Airlines, Inc. and U.S. Bank National Association, as Trustee (Exhibit 4.1 to Amendment No. 1 to Frontier's Registration Statement on Form S-3, File No. 333-128407, filed on November 23, 2005).
4.2
First Supplemental Indenture dated December 7, 2005, by and between Frontier Airlines, Inc. and U.S. Bank National Association, as Trustee (Exhibit 4.2 to Frontier's Current Report on Form 8-K, File No. 001-12805, filed on December 7, 2005).
5	Opinion of Faegre & Benson LLP.
8	Form of Opinion of Faegre & Benson LLP as to tax matters.
23.1	Consent of Faegre & Benson LLP (included as part of Exhibit 5).
23.2	Consent of KPMG LLP.
24	Powers of Attorney (included on the signature page of the Registration Statement).
99.1	Form of proxy for special meeting of shareholders of Frontier Airlines, Inc. (to be filed by amendment).